                                               Filed pursuant to Rule: 424(B)(3)
                                               Registration No. 333-36565


                 [ALABAMA NATIONAL BANCORPORATION LETTERHEAD]


                                                                October 28, 1997


Dear Shareholder:


     You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Alabama National BanCorporation ("ANB") to be held at the principal executive office of National Bank of Commerce of Birmingham, 1927 First Avenue North, Birmingham, Alabama 35203 on November 26, 1997, at 1:00 p.m., Central Time.


     At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of July 24, 1997 (the "Merger Agreement"), which provides for the merger of First American Bancorp ("FAB") with and into ANB (the "Merger"). If the Merger is consummated, each outstanding share of FAB common stock will be converted into the right to receive 0.7199 shares of the common stock, par value $1.00, of ANB. The accompanying Joint Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the conditions to consummation of the Merger.

     The affirmative vote of the holders of at least a majority of the shares of ANB common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.

     Enclosed are the Notice of Special Meeting, the Joint Proxy Statement and Prospectus and proxy for the Special Meeting. Please give this information your careful attention.

     The Board of Directors of ANB has carefully reviewed and considered the terms and conditions of the proposed Merger Agreement. THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. Sending in your proxy now will not interfere with your right to attend the Special Meeting or to vote your shares personally at the Special Meeting if you wish to do so.

                                          Sincerely,

                                          /S/ JOHN H. HOLCOMB III
                                          John H. Holcomb, III
                                          Chairman and Chief Executive Officer

                   ALABAMA NATIONAL BANCORPORATION LETTERHEAD

                        ALABAMA NATIONAL BANCORPORATION
                            1927 FIRST AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON NOVEMBER 26, 1997

                             ---------------------

                                                                October 28, 1997


To the Shareholders of Alabama National BanCorporation


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Alabama National BanCorporation ("ANB") will be held at the principal executive office of National Bank of Commerce of Birmingham, 1927 First Avenue North, Birmingham, Alabama 35203 on November 26, 1997, at 1:00 p.m., Central Time, for the following purposes:


          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 24, 1997 (the "Merger Agreement"), by and between First American Bancorp ("FAB") and ANB, pursuant to which, among other matters, (a) FAB would be merged with and into ANB, and (b) each share of FAB common stock will be converted into the right to receive
     0.7199 shares of ANB common stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement and Prospectus and is hereby incorporated by reference herein.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


     Only shareholders of record at the close of business on October 27, 1997 are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority the shares of ANB Common Stock entitled to vote at the Special Meeting.


     THE BOARD OF DIRECTORS OF ANB RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                          By order of the Board of Directors

                                          /S/ JOHN H. HOLCOMB III
                                          John H. Holcomb, III
                                          Chairman and Chief Executive Officer

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                           FIRST AMERICAN BANCORP
                                          251 JOHNSTON STREET, SE
                                           DECATUR, ALABAMA 35609

                                                                October 28, 1997


                            Dear Shareholder:


                                 You are cordially invited to attend a special
                            meeting of the shareholders of First American Bancorp ("FAB"), to be held at the principal executive office of First American Bank, 251 Johnston Street, SE, Decatur, Alabama, on November 26, 1997, at 9:30 a.m., Central Time.


                                 At this important meeting, you will be asked to
                            consider and vote upon the approval of an Agreement and Plan of Merger dated as of July 24, 1997 (the "Merger Agreement"), which provides for the merger of FAB with and into Alabama National BanCorporation ("ANB") (the "Merger"). If the Merger is consummated, each outstanding share of FAB common stock will be converted into the right to receive
                            0.7199 shares of the common stock, par value $1.00, of ANB. The accompanying Joint Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the conditions to consummation of the Merger.

                                 The affirmative vote of the holders of at least
                            two-thirds of the shares of FAB common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.
                                 Enclosed are the Notice of Special Meeting, the
                            Joint Proxy Statement and Prospectus and proxy for the Special Meeting. Also enclosed are copies of FAB's Annual Report on Form 10-K for the year ended December 31, 1996 and FAB's Quarterly Report on Form 10-Q/A for the period ended June 30, 1997. Please give this information your careful attention.

                                 The Board of Directors of FAB has carefully
                            reviewed and considered the terms and conditions of the proposed Merger Agreement and has received an opinion from Alex Sheshunoff & Co. Investment Banking, that the Merger is fair to the FAB shareholders from a financial point of view. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                 IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE
                            TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. SENDING IN YOUR PROXY NOW WILL NOT INTERFERE WITH YOUR RIGHT TO ATTEND THE SPECIAL MEETING OR TO VOTE YOUR SHARES PERSONALLY AT THE SPECIAL MEETING IF YOU WISH TO DO SO.

                                            Sincerely,

                                            /S/ DAN M. DAVID
                                            Dan M. David
                                            Chairman, President and Chief

                                            Executive Officer
FIRST AMERICAN BANCORP
LETTERHEAD

                             FIRST AMERICAN BANCORP
                            251 JOHNSTON STREET, SE
                             DECATUR, ALABAMA 35609
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON NOVEMBER 26, 1997

                             ---------------------


                                                                OCTOBER 28, 1997


To the Shareholders of First American Bancorp


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of First American Bancorp ("FAB") will be held at the principal executive office of First American Bank, 251 Johnston Street, SE, Decatur, Alabama on November 26, 1997, at 9:30 a.m., Central Time, for the following purposes:


          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 1997 (the "Merger Agreement"), by and between Alabama National BanCorporation ("ANB") and FAB, pursuant to which, among other matters, (a) FAB would be merged with and into ANB, and (b) each share of FAB common stock will be converted into the right to receive
     0.7199 shares of ANB common stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement and Prospectus and is hereby incorporated by reference herein.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


     Only shareholders of record at the close of business on October 27, 1997 are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the shares of FAB common stock entitled to vote at the Special Meeting.


     THE BOARD OF DIRECTORS OF FAB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Each shareholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Article 13 of the Alabama Business Corporation Act. The full text of Article 13 is set forth in Appendix B to the Joint Proxy Statement and Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13, see "GENERAL INFORMATION -- Dissenters' Rights" in the Joint Proxy Statement and Prospectus.

                                          By order of the Board of Directors

                                          /S/ DAN M. DAVID
                                          Dan M. David
                                          Chairman, President and Chief
                                          Executive Officer

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                             JOINT PROXY STATEMENT


           ALABAMA NATIONAL BANCORPORATION                            FIRST AMERICAN BANCORP
                 For Special Meeting                                    For Special Meeting
                   Of Shareholders                                        Of Shareholders
                    To Be Held On                                          To Be Held On
                  November 26, 1997                                      November 26, 1997


                             ---------------------

                                   PROSPECTUS

                        ALABAMA NATIONAL BANCORPORATION

                                  COMMON STOCK
                             ---------------------

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement") is being furnished to the shareholders of Alabama National BanCorporation, a Delaware corporation ("ANB"), and First American Bancorp, an Alabama corporation ("FAB"), in connection with the solicitation of proxies by the Board of Directors of ANB from holders of outstanding shares of common stock, par value $1.00 per share, of ANB ("ANB Common Stock"), and the solicitation of proxies by the Board of Directors of FAB from holders of outstanding shares of common stock, par value $.01 per share, of FAB ("FAB Common Stock"), for use at their respective meetings of shareholders as shown above (the "Meetings"). The purpose of each of the Meetings is to consider and vote upon that certain Agreement and Plan of Merger dated as of July 24, 1997 (the "Merger Agreement"), pursuant to which FAB will merge with and into ANB (the "Merger"). Except as described herein, each share of FAB Common Stock issued and outstanding at the Effective Time (described below) shall be converted into the right to receive 0.7199 shares of ANB Common Stock (the "Exchange Ratio"). See "THE MERGER -- Terms of the Merger."

     A copy of FAB's Annual Report on Form 10-K for the year ended December 31, 1996, and FAB's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1997, accompanies the Joint Proxy Statement being delivered to FAB shareholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS OF ANB AND FAB.


     This Joint Proxy Statement, the accompanying Notices of Meeting and the other documents enclosed herewith are being first mailed to the shareholders of ANB and FAB on or about October 28, 1997.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS,
   SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE
    FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                             ---------------------


           THE DATE OF THIS JOINT PROXY STATEMENT IS OCTOBER 28, 1997

                             AVAILABLE INFORMATION

     ANB and FAB are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by each of ANB and FAB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements, and other information regarding ANB, FAB and other registrants that file electronically with the Commission.

     ANB has filed with the Commission a Registration Statement (No. 333-36565) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ANB Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, portions of which were omitted in accordance with the rules and regulations of the Commission. For further information regarding ANB and the ANB Common Stock offered hereby, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein or in any document incorporated by reference herein as to the contents of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. In addition, ANB Common Stock is traded on the NASDAQ National Market. Reports, proxy statements, and other information concerning ANB may be inspected at the office of the National Association of Securities' Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

     All information contained in this Joint Proxy Statement pertaining to ANB and its subsidiaries has been supplied by ANB, and all information pertaining to FAB and its subsidiaries has been supplied by FAB.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANB OR FAB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by ANB with the Commission (Commission File No. 0-25160) pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement:

          1. ANB's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. ANB's Quarterly Reports on 10-Q for the periods ended March 31, 1997 and June 30, 1997;

          3. ANB's Current Report on Form 8-K dated June 24, 1997; and

          4. ANB's Proxy Statement for its 1997 Annual Meeting of Shareholders.

     The following documents previously filed by FAB with the Commission (Commission File No. 000-17703) pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement:

          1. FAB's Annual Report on Form 10-K for the year ended December 31, 1996, a copy of which is being provided to shareholders of FAB herewith;

          2. FAB's Quarterly Report on Form 10-Q for the period ended March 31, 1997, and Quarterly Report on Form 10-Q/A for the period ended June 30, 1997 (a copy of the June 30, 1997 Form 10-Q/A is being provided to shareholders of FAB herewith); and

          3. FAB's Proxy Statement for its 1997 Annual Meeting of Shareholders.

     All documents filed by each of ANB and FAB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and before the dates of the ANB Special Meeting and the FAB Special Meeting, as the case may be, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing hereof. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement to the extent that another statement contained herein, in any supplement hereto or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement or any supplement hereto.


     THIS JOINT PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ON THE WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT IS DELIVERED, EACH OF ANB AND FAB WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE PERTAINING TO IT (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED (I) FOR ANB, TO KIMBERLY MOORE, SECRETARY, ALABAMA NATIONAL BANCORPORATION, 1927 FIRST AVENUE NORTH, BIRMINGHAM, ALABAMA 35203, (205) 583-3600 AND (II) FOR FAB, TO ALFRED E. CHEATHAM, JR., CHIEF FINANCIAL OFFICER, FIRST AMERICAN BANCORP, 251 JOHNSTON STREET, SE, DECATUR, ALABAMA 35609, (205) 340-7000). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 19, 1997.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2
SUMMARY.....................................................    6
  Parties to the Merger.....................................    6
  Shareholder Meetings......................................    6
  The Merger................................................    7
  Selected Consolidated Financial Data......................   10
  Pro Forma Selected Consolidated Financial Data............   15
  Comparative Per Share Data................................   17
RISK FACTORS................................................   18
  Determination of Terms and Exchange Ratio.................   18
  Restrictions on Dividends.................................   18
  Competition...............................................   18
  Supervision and Regulation................................   18
  Monetary Policies.........................................   19
  Reserve for Loan Losses...................................   19
  Tax Considerations........................................   19
  Interests of Certain Persons in the Transaction...........   19
  Restrictions on Resale of ANB Common Stock................   19
GENERAL INFORMATION.........................................   20
  Meetings, Record Dates and Votes Required.................   20
  Proxies...................................................   21
  Dissenters' Rights........................................   21
  Recommendations of Boards of Directors....................   23
THE MERGER..................................................   23
  Terms of the Merger.......................................   23
  Effective Time............................................   24
  Background of and Reasons for the Merger..................   24
  Opinion of Alex Sheshunoff & Co. Investment Banking.......   26
  Effect on Certain Employee Benefit Plans of FAB...........   30
  Surrender of Certificates.................................   30
  Conditions to Consummation of the Merger..................   31
  Regulatory Approvals......................................   33
  Conduct of Business Pending the Merger....................   33
  Waiver and Amendment; Termination; Termination Fee........   35
  Management and Operations After the Merger................   35
  Interests of Certain Persons in the Merger................   35
  Federal Income Tax Consequences...........................   36
  Accounting Treatment......................................   37
  Expenses and Fees.........................................   37
  Resales of ANB Common Stock...............................   37
  Pro Forma Financial Statements............................   38
DESCRIPTION OF ANB CAPITAL STOCK............................   42
  General...................................................   42
  Common Stock..............................................   42
  Preferred Stock...........................................   42
  Certain Anti-Takeover Effects.............................   42

                                                              PAGE
                                                              ----
EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS..................   43
  Voting Requirements.......................................   44
  Appraisal Rights..........................................   45
  Notice of Shareholder Meetings............................   45
  Dividends.................................................   46
  Section 203...............................................   46
  Shareholder Consents......................................   46
  Blank Check Preferred Stock...............................   46
  Limitation of Liability of Directors......................   47
CERTAIN INFORMATION CONCERNING ANB..........................   47
  General...................................................   47
  Recent Developments.......................................   47
CERTAIN INFORMATION CONCERNING FAB..........................   48
  General...................................................   48
  Recent Developments.......................................   48
LEGAL MATTERS...............................................   48
EXPERTS.....................................................   48
APPENDICES
  Appendix A -- Agreement and Plan of Merger................  A-1
  Appendix B -- Provisions of Alabama Business Corporation
     Act Relating to Dissenters' Rights.....................  B-1
  Appendix C -- Opinion of Alex Sheshunoff & Co. Investment
     Banking................................................  C-1

     A COPY OF FAB'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AND FAB'S QUARTERLY REPORT ON FORM 10-Q/A FOR THE PERIOD ENDED JUNE 30, 1997, ACCOMPANIES THIS JOINT PROXY STATEMENT.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement. The following summary is not intended to be a complete description of all material information regarding ANB, FAB and the matters to be considered at the Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement, the Appendices hereto and the documents referred to herein. The Merger Agreement, a copy of which is set forth in Appendix A to this Joint Proxy Statement, is incorporated herein and reference is made thereto for a complete description of the terms of the Merger. As used in this Joint Proxy Statement, the terms "ANB" and "FAB" refer to such corporations, respectively, and where the context so requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

     ANB. ANB is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve") and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First National Bank of Ashland (Ashland, Alabama) and Citizens and Peoples Bank, National Association (Cantonment, Florida); and four state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama), First Gulf Bank (Baldwin County, Alabama), and Citizens Bank of Talladega (Talladega, Alabama) (collectively the "Banks"); one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

     At June 30, 1997, ANB had total assets of approximately $928.8 million, total deposits of approximately $746.1 million, total net loans of approximately $616.1 million and total shareholders' equity of approximately $70.1 million. Additional information about ANB is included in documents incorporated by reference in this Joint Proxy Statement. See "SUMMARY -- Selected Consolidated Financial Data", "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", and "CERTAIN INFORMATION REGARDING ANB."

     FAB. FAB is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Alabama. FAB owns all of the stock of First American Bank, an Alabama state banking corporation ("First American Bank"). First American Bank provides a diversified range of banking and financial services to customers in the commercial and retail banking fields and has seven (7) offices located in Decatur, Athens, Madison and Ardmore, Alabama.

     At June 30, 1997, FAB had total assets of approximately $232.1 million, total deposits of approximately $190.6 million, total net loans of approximately $176.0 million and total shareholders' equity of approximately $23.5 million. FAB's principal executive offices are located at 251 Johnston Street, SE, Decatur, Alabama 35609, and its telephone number is (205) 340-7000. See
"SUMMARY -- Selected Consolidated Financial Data", "AVAILABLE INFORMATION", INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING FAB."

SHAREHOLDER MEETINGS


     ANB. The Special Meeting of Shareholders of ANB (the "ANB Meeting") will be held at 1:00 p.m., local time, on November 26, 1997, at the main office of National Bank of Commerce of Birmingham, 1927 First Avenue North, Birmingham, Alabama 35203. The purpose of the ANB Meeting is to consider and vote upon approval of the Merger Agreement. The Board of Directors of ANB has fixed the close of business on October 27, 1997, as the record date for determining shareholders entitled to notice of and to vote at the ANB Meeting (the "ANB Record Date"). As of such date, there were 6,574,942 shares of ANB Common Stock issued and outstanding and entitled to be voted at the ANB Meeting.

     FAB. The Special Meeting of Shareholders of FAB (the "FAB Meeting") will be held at 9:30 a.m. local time, on November 26, 1997, at the main office of First American Bank, 251 Johnston Street, SE, Decatur, Alabama. The purpose of the FAB Meeting is to consider and vote upon approval of the Merger Agreement. The Board of Directors of FAB has fixed the close of business on October 27, 1997, as the record date for determining shareholders entitled to notice of and to vote at the FAB Meeting (the "FAB Record Date"). As of such date, there were 2,878,683.785 shares of FAB Common Stock issued and outstanding and entitled to be voted at the FAB Meeting.


     See "GENERAL INFORMATION -- Meetings, Record Dates and Votes Required."

THE MERGER

     Terms. The Merger Agreement provides that FAB will merge with and into ANB (the "Merger"). Each share of FAB Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' appraisal rights shall have been perfected and certain shares owned by FAB or its subsidiaries, will be converted into the right to receive 0.7199 shares of ANB Common Stock. In addition, options held to purchase shares of FAB Common Stock will be converted into options to purchase 0.7199 shares of ANB Common Stock for each share of FAB Common Stock subject to option. The number of shares of ANB Common Stock to be exchanged for each share of FAB Common stock is referred to as the "Exchange Ratio." Cash will be paid by ANB in lieu of the issuance of fractional shares. See "-- RISK FACTORS," "THE MERGER -- Terms of the Merger" and "-- Waiver and Amendment; Termination; Termination Fee."

     Effective Time. The Merger will become effective on the date and at the time the Certificate of Merger reflecting the merger of ANB and FAB shall be accepted for filing by the Secretary of State of Delaware, which filing shall not occur until after all conditions contained in the Merger Agreement have been satisfied or waived, including receipt of all regulatory approvals, expiration of all statutory waiting periods and the approval of the Merger Agreement by the shareholders of ANB and FAB (the "Effective Time"). See "THE MERGER -- Effective Time."

     Recommendations of Boards of Directors; Opinion of Alex Sheshunoff & Co. Investment Banking. The Boards of Directors of each of ANB and FAB considered numerous factors in approving the Merger Agreement. The FAB Board of Directors also obtained an opinion from an independent investment banker, Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), with respect to the fairness of the transaction from the standpoint of its shareholders. Sheshunoff conducted an analysis of the values of the two companies and determined, a range of values and acceptable exchange ratios and issued an opinion to the effect that the terms of the Merger are fair, from a financial standpoint, to the shareholders of FAB. FAB has paid, or will pay, Sheshunoff, professional fees in the amount of $35,000, plus reasonable out of pocket expenses, in connection with the issuance of the fairness opinion. See "THE MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Alex Sheshunoff & Co. Investment Banking" and Appendix C. BOTH THE BOARD OF DIRECTORS OF ANB AND THE BOARD OF DIRECTORS OF FAB RECOMMEND THAT SHAREHOLDERS OF THEIR RESPECTIVE COMPANIES VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Votes Required. Approval of the Merger Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of ANB Common Stock and the affirmative vote of the holders of at least two-thirds of the outstanding shares of FAB Common Stock. The directors and executive officers of ANB beneficially owned, as of the ANB Record Date, and are entitled to vote, a total of 1,140,155 shares of ANB Common Stock at the ANB Meeting, or 17.3% of the outstanding shares entitled to be voted. The directors and executive officers of FAB beneficially owned, as of the FAB Record Date, and are entitled to vote, a total of 1,251,498 shares of FAB Common Stock at the FAB Meeting, or 43.5% of the outstanding shares entitled to be voted. Certain directors and officers of FAB with the power to vote an aggregate of 1,223,205 shares of FAB Common Stock on the FAB Record Date (approximately 42.5% of the outstanding shares entitled to be voted) have entered into agreements with ANB whereby they agreed to vote in favor of the Merger. See "GENERAL
INFORMATION -- Meetings, Record Dates and Votes Required."

     Exchange of Certificates. Promptly after the Effective Time, AmSouth Bank, as Exchange Agent, will mail to each holder of record of FAB Common Stock at the Effective Time a transmittal letter, with instructions and return envelope, to use in effecting the exchange of certificates representing such FAB Common Stock for certificates representing shares of ANB Common Stock and for cash in lieu of fractional shares. Beginning six months after the Effective Time, dividends and other distributions payable with respect to ANB Common Stock will be paid to the holder of an unsurrendered FAB Common Stock certificate only upon surrender of such certificate. See "THE MERGER -- Surrender of Certificates."

     Conditions to Consummation. The obligations of ANB and FAB to effect the Merger are subject to various conditions, including (i) approval of the Merger Agreement and the transactions provided for therein by the ANB and FAB shareholders, (ii) receipt of regulatory approvals required in connection with the Merger and expiration of statutory waiting periods, (iii) receipt of any other consents necessary to the consummation of the Merger, (iv) receipt of certain opinions of counsel, and (v) the receipt by ANB of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of ANB's and FAB's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests. See "THE
MERGER -- Conditions to Consummation of the Merger," and "-- Regulatory Approvals."

     Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by ANB or FAB and no gain or loss will be recognized by FAB shareholders, except in respect of cash received for fractional shares and except for dissenting shareholders who receive cash payments. Counsel for each of ANB and FAB have delivered opinions to the effect that, for federal income tax purposes, under current law, assuming the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and FAB are true and correct at the time of the consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT EACH SHAREHOLDER CONSULT SUCH HOLDER'S TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN SUCH HOLDER'S PARTICULAR CIRCUMSTANCES.

     Management and Operations after the Merger. The Merger Agreement provides that ANB will appoint three current FAB directors, Dan M. David, William E. Sexton, and C. Lloyd Nix, to the ANB Board of Directors. See "THE
MERGER -- Management and Operations After the Merger." The Merger Agreement also provides that, after the Effective Time, Dan M. David shall, pursuant to an employment agreement, be elected to serve as the Vice-Chairman of ANB and will continue to serve as Chairman of First American Bank. All current ANB directors and officers will continue to serve ANB in accordance with the Bylaws of ANB after the Effective Time. See "THE MERGER -- Management and Operations After the Merger."

     Interests of Certain Persons in the Merger. Certain of the directors and officers of ANB and FAB have been selected or will be selected to serve as directors and officers of ANB after the Effective Time. Directors and executive officers of FAB and their family members and related interests will receive shares of ANB Common Stock in exchange for their shares of FAB Common Stock upon consummation of the Merger at the Exchange Ratio, as will other FAB shareholders. As of the Effective Time, Dan M. David will enter into an employment agreement whereby Mr. David will agree to serve as Chairman of First American Bank for a period of five years from the Effective Time, and whereby ANB will agree to elect Mr. David to serve as Vice-Chairman of ANB at the next meeting of the ANB Board following the Effective Time. Under Mr. David's new employment agreement, if the Merger is consummated, Mr. David will receive annual compensation of not less than $186,000 per year. See "THE
MERGER -- Interests of Certain Persons in the Merger."

     Accounting Treatment. The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter from Coopers & Lybrand L.L.P., independent certified public accountants, concurring with the conclusions of ANB's and FAB's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests, is a condition to consummation of the Merger. See "THE MERGER -- Accounting Treatment."


     Market Prices. The following table sets forth the market value of ANB Common Stock; the market value of FAB Common Stock; and the market value of FAB Common Stock on an equivalent per share basis determined as if the Effective Time were (A) July 24, 1997, the business day immediately preceding the announcement of the execution of the Merger Agreement and (B) October 24, 1997, the last day for which such information could be calculated prior to the mailing of this Joint Proxy Statement:



                                             ANB               FAB          EQUIVALENT PRICE
                                       COMMON STOCK(1)   COMMON STOCK(2)   PER SHARE OF FAB(3)
                                       ---------------   ---------------   -------------------
July 24, 1997........................       22.50              N/A                16.20
October 24, 1997.....................       23.50              N/A                16.92


---------------

(1) Determined on an historical basis with reference to the last sales price as reported on the NASDAQ National Market for each particular date.
(2) There is no established public trading market for the FAB Common Stock on which an historical market value could be based.
(3) Determined on an equivalent price per share basis by multiplying the ANB market value on each particular date by the Exchange Ratio of 0.7199.

     Resales of ANB Stock. The shares of ANB Common Stock issued pursuant to the Merger Agreement will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of FAB for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of ten percent of any class of capital stock). Affiliates may not sell their shares of ANB Common Stock acquired in the Merger, except (i) upon registration, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act. See "THE MERGER -- Resales of ANB Common Stock" and "RISK FACTORS."

     Waiver and Amendment; Termination; Termination Fee. Either ANB or FAB may waive or extend the time for performance by the other of obligations under the Merger Agreement, and the Boards of Directors of each of ANB and FAB may agree, subject to certain limitations imposed by Delaware and Alabama law, to amend the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent, (ii) in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party in the event any required regulatory approval is denied or not obtained or the shareholders of either ANB or FAB fail to approve the Merger, (iv) by either party in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied, (v) in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled by March 31, 1998, (vi) by ANB, if the holders of greater than 5% of the outstanding shares of FAB Common Stock properly assert their dissenters' rights under the Alabama Business Corporation Act ("ABCA"), or (vii) by FAB, if a majority of the disinterested members of the Board of Directors of FAB shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if FAB terminates the Merger Agreement as a result of a superior acquisition or merger proposal, FAB shall pay to ANB a termination fee of $1,250,000. See "THE MERGER -- Waiver and Amendment; Termination; Termination Fee."

     Certain Differences in Shareholders' Rights. At the Effective Time, FAB shareholders, whose rights are governed by FAB's Articles of Incorporation and Bylaws and by the ABCA, will automatically become ANB shareholders, and their rights as ANB shareholders will be determined by ANB's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law ("DGCL"). The rights of ANB's shareholders differ from the rights of FAB shareholders in certain important respects. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

     Dissenters' Rights. FAB shareholders have the right to dissent from the Merger Agreement and, upon satisfaction of certain specified procedures, to receive cash in respect of the "fair value" of their shares of FAB Common Stock in accordance with applicable Alabama law. The procedures to be followed by dissenting shareholders are summarized under "GENERAL INFORMATION -- Dissenters' Rights." A copy of the applicable Alabama statutory provisions is set forth in Appendix B to this Joint Proxy Statement. FAILURE TO FOLLOW PRECISELY SUCH PROVISIONS AS ARE APPLICABLE MAY RESULT IN LOSS OF DISSENTERS' RIGHTS.

     In general, any dissenting shareholder who perfects his statutory dissenters' rights to be paid the "fair value" of his stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "THE MERGER -- Federal Income Tax Consequences."

     If a significant number of shares of FAB Common Stock are held by shareholders who dissent and elect to receive cash in lieu of their shares, the Merger might not qualify for pooling-of-interests accounting treatment. Such accounting treatment is a condition to ANB's obligation to effect the Merger. In addition, the Merger Agreement may be terminated by ANB if the holders of more than 5% of the outstanding shares of FAB Common Stock invoke their dissenters' rights. Further, dissent by holders of a significant number of shares of FAB Common Stock could cause the Merger not to qualify as a tax-free reorganization for federal income tax purposes. See "THE MERGER -- Accounting Treatment,"
"-- Conditions to Consummation of the Merger" and "-- Federal Income Tax Consequences."

SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present for ANB and FAB, on an historical basis, selected consolidated financial data and ratios. This information is based on the consolidated financial statements of ANB and FAB, incorporated herein by reference, and should be read in conjunction therewith and with notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "PRO FORMA FINANCIAL INFORMATION." The financial data as of June 30, 1997 and 1996, and the six months then ended is derived from unaudited financial statements; however, in the opinion of management of each of ANB and FAB, all adjustments necessary to arrive at a fair statement of results of interim period operations of the respective companies have been included and are solely of a normal and recurring nature. Results of the six months ended June 30, 1997, are not necessarily indicative of results to be expected for the entire year or for any future period.

             ANB SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                                      SIX MONTHS
                                                         ENDED
                                                       JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                  1997(1)    1996(1)    1996(1)    1995(1)    1994(1)    1993(1)    1992(1)
                                                  --------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Interest income.................................  $ 34,197   $ 32,467   $ 65,125   $ 37,967   $ 29,344   $ 25,074   $ 26,574
Interest expense................................    16,496     15,334     30,365     19,172     12,093     10,072     12,289
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income.............................    17,701     17,133     34,760     18,795     17,251     15,002     14,285
Provision for loan losses (benefit of
  recoveries)...................................        67        209        239        409      1,279       (520)     3,110
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for loan
  losses (benefit of recoveries)................    17,634     16,924     34,521     18,386     15,972     15,522     11,175
Net securities gains (losses)...................         4         34        (33)         3        (17)        85        503
Noninterest income..............................     7,759      7,945     15,778      7,739      4,542      5,601      5,185
Noninterest expense.............................    17,414     18,145     36,386     20,898     14,247     15,845     15,406
                                                  --------   --------   --------   --------   --------   --------   --------
Income before income taxes......................     7,983      6,758     13,880      5,230      6,250      5,363      1,457
Provision for income taxes......................     2,628      2,391      4,141        354        275        260         20
                                                  --------   --------   --------   --------   --------   --------   --------
Income before minority interest in earnings of
  consolidated subsidiary.......................     5,355      4,367      9,739      4,876      5,975      5,103      1,437
Minority interest in earnings of consolidated
  subsidiary....................................         6         10         14        650        750        236         --
                                                  --------   --------   --------   --------   --------   --------   --------
Net income......................................  $  5,349   $  4,357   $  9,725   $  4,226   $  5,225   $  4,867   $  1,437
                                                  ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Total assets....................................  $928,780   $827,024   $887,712   $839,723   $426,484   $395,985   $401,721
Earnings assets.................................   847,709    755,576    810,651    760,373    396,541    368,112    371,221
Securities......................................   168,074    157,602    152,761    158,266     86,689     82,057     75,858
Loans...........................................   625,805    569,379    611,441    553,119    301,876    265,965    242,078
Allowance for loan losses.......................     9,675      9,086      9,322      8,909      5,261      6,268      6,214
Deposits........................................   746,161    674,799    674,681    676,536    348,419    320,754    333,791
Short-term debt.................................    16,500     19,150     41,000     21,280      7,150      7,350      7,350
Long-term debt..................................     9,487        768        300        821        945      1,065      1,183
Stockholders' equity............................    70,146     61,394     66,121     58,189     27,474     24,313     20,764
WEIGHTED AVERAGE SHARES OUTSTANDING(2)..........     6,761      6,684      6,725      2,874      2,834      2,742      2,742
PER COMMON SHARE DATA:
Net income(3)...................................  $   0.79   $   0.65   $   1.45   $   1.17   $   1.59   $   1.51   $    .52
Book value (period end)(4)......................     10.75       9.43      10.15       8.94       6.09       5.00       3.66
Tangible book value (period end)(4).............      9.66       8.29       9.03       7.78       5.26       4.16       2.74
Dividends declared..............................      0.23       0.10       0.28         --         --         --         --
PERFORMANCE RATIOS:
Return on average assets........................      1.20%      1.05%      1.17%      0.89%      1.30%      1.29%      0.38%
Return on average equity........................     15.68      14.56      15.58      15.12      20.31      21.26       7.99
Net interest margin(5)..........................      4.33       4.48       4.54       4.23       4.56       4.28       4.04
Net interest margin (taxable equivalent)(5).....      4.42       4.55       4.63       4.28       4.64       4.35       4.14
ASSET QUALITY RATIOS:
Allowance for loan losses to period end loans...      1.55%      1.60%      1.52%      1.61%      1.74%      2.36%      2.57%
Allowance for loan losses to period end
  nonperforming loans(6)........................    335.47     374.99     543.24     384.01     328.61     207.96     137.11
Net charge-offs (recoveries) to average loans...     (0.09)      0.01      (0.03)     (0.04)      0.90      (0.23)      1.06
Nonperforming assets to period end loans and
  foreclosed property(6)........................      0.56       0.49       0.36       0.53       0.66       1.47       2.43
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets................      7.66%      7.23%      7.53%      5.91%      6.39%      6.08%      4.72%
Leverage (4.00% required minimum)(7)............      7.23       6.67       7.09      10.47       7.49       6.45       4.83
Risk-based capital
  Tier 1 (4.00% required minimum)(7)............      9.50       9.44       9.36       9.01      10.43       9.59       7.78
  Total (8.00% required minimum)(7).............     10.75      10.69      10.61      10.26      11.68      10.84       9.03
Average loans to average deposits...............     87.72      84.67      86.52      82.62      84.63      78.25      77.52

---------------

(1) On December 29, 1995, ANB merged ("the NCC Merger") with National Commerce Corporation ("NCC") and Commerce Bankshares, Inc. ("CBS"). The NCC Merger was accomplished, among other things, by converting each outstanding share of NCC stock into 348.14 shares of the outstanding ANB common stock and each share of CBS stock into 7.0435 shares of ANB common stock for a total of 3,106,981 shares (or 50.1%) of ANB stock. The NCC Merger was accounted for as a "reverse acquisition," whereby NCC is deemed to have acquired ANB for financial reporting purposes. However, ANB remained as the continuing legal entity and registrant for Securities and Exchange Commission filing purposes. Consistent with the reverse acquisition accounting treatment, the historical income statement information included in the ANB Selected Consolidated Financial Data presented is that of NCC for years prior to 1996. The balance sheet information included in the historical ANB Selected Consolidated Financial Data presented is that of NCC for years prior to 1995. On September 30, 1996, Firstbanc Holding Company, Inc. ("FIRSTBANC") was merged into ANB (the "FIRSTBANC Merger") with each common share of FIRSTBANC stock being converted into 7.12917 shares of ANB common stock. The FIRSTBANC Merger was accounted for as a pooling of interests. Accordingly, the ANB Selected Consolidated Financial Data for all periods have been restated to reflect the results of operations of the combined ANB and FIRSTBANC companies from the earliest periods presented, except for dividends per common share.
(2) The weighted averaged common share and common equivalent shares outstanding are those of NCC and FIRSTBANC converted into ANB common shares and common share equivalents at the exchange ratio.
(3) Net income per common share is calculated based upon net income as adjusted for minority interests in earnings of consolidated subsidiaries and cash dividends on preferred stock.
(4) Book value and tangible book value at June 30, 1997 and 1996, as well as December 31, 1996 and 1995 are calculated on the total common shares of ANB outstanding after the NCC Merger. For other years presented, the calculation is based on the outstanding common shares of NCC and FIRSTBANC converted at the exchange ratio.
(5) Net interest income divided by average earning assets.
(6) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(7) Based upon fully phased-in requirements.

             FAB SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                           SIX MONTHS
                                             ENDED
                                            JUNE 30,                          YEAR ENDED DECEMBER 31,
                                      --------------------    --------------------------------------------------------
                                        1997        1996        1996        1995        1994        1993        1992
                                      --------    --------    --------    --------    --------    --------    --------
INCOME STATEMENT DATA:
Interest income.....................  $  9,865    $  8,343    $ 18,055    $ 15,100    $ 11,626    $  9,441    $  8,645
Interest expense....................     4,187       3,745       7,881       7,383       5,150       3,918       3,803
                                      --------    --------    --------    --------    --------    --------    --------
Net interest income.................     5,678       4,598      10,174       7,717       6,476       5,523       4,842
Provision for loan losses (benefit
  of recoveries)....................     1,652         226         646         607         317         470         461
                                      --------    --------    --------    --------    --------    --------    --------
Net interest income after provision
  for loan losses (benefit of
  recoveries).......................     4,026       4,372       9,528       7,110       6,159       5,053       4,381
Net securities gains (losses).......         8         (14)        (51)         23         (35)        137           3
Noninterest income..................       893         823       1,732       1,421       1,278       1,175       1,064
Noninterest expense.................     4,179       3,568       7,667       5,951       5,473       4,453       3,797
                                      --------    --------    --------    --------    --------    --------    --------
Income before income taxes..........       748       1,613       3,542       2,603       1,929       1,912       1,651
Provision for income taxes..........       135         498       1,140         547         461         578         456
                                      --------    --------    --------    --------    --------    --------    --------
Income before minority interest in
  earnings of consolidated
  subsidiary........................       613       1,115       2,402       2,056       1,468       1,334       1,195
Minority interest in earnings of
  consolidated subsidiary...........        --          --          --          --          --          --          --
                                      --------    --------    --------    --------    --------    --------    --------
Net income..........................  $    613    $  1,115    $  2,402    $  2,056    $  1,468    $  1,334    $  1,195
                                      ========    ========    ========    ========    ========    ========    ========
BALANCE SHEET DATA:
Total assets........................  $232,103    $212,220    $223,018    $187,376    $181,154    $149,363    $122,583
Earnings assets.....................   210,767     193,269     203,138     169,304     164,359     138,564     112,706
Securities..........................    29,909      35,223      29,248      41,564      41,657      46,842      31,643
Loans...............................   178,674     156,991     172,974     127,053     120,431      86,025      77,827
Allowance for loan losses...........     2,651       1,504       1,689       1,512       1,245       1,039         792
Deposits............................   190,606     171,497     183,423     165,363     157,837     136,890     111,958
Short-term debt.....................    13,500          51       1,105          --       5,567          --          --
Long-term debt......................       126      12,756      12,639         268       1,187         311         330
Stockholders' equity................    23,522      20,948      22,682      19,955      16,046      11,183       9,853
WEIGHTED AVERAGE SHARES
  OUTSTANDING(1)....................     2,866       2,816       2,821       2,790       2,192       2,151       2,151
PER COMMON SHARE DATA:
Net income(2).......................  $   0.21    $   0.40    $   0.85    $   0.74    $   0.67    $   0.62    $   0.56
Book value (period end)(3)..........      8.17        7.44        8.01        7.09        6.05        5.20        4.58
Tangible book value (period
  end)(3)...........................      8.02        7.43        7.85        7.08        6.04        5.19        4.56
Dividends declared..................        --          --          --          --          --          --          --
PERFORMANCE RATIOS:
Return on average assets............      0.54%       1.12%       1.16%       1.08%       0.89%       1.01%       1.09%
Return on average equity............      5.35       10.97       11.28       11.22       12.55       12.64       12.86
Net interest margin(4)..............      5.51        5.07        5.34        4.43        4.30        4.52        4.78
Net interest margin (taxable
  equivalent)(4)....................      5.65        5.24        5.45        4.67        4.63        4.85        5.07
ASSET QUALITY RATIOS:
Allowance for loan losses to period
  end loans.........................      1.48%       0.96%       0.98%       1.19%       1.03%       1.21%       1.02%
Allowance for loan losses to period
  end nonperforming loans(5)........    144.47       92.38      123.37      162.41      529.79     3848.15      275.96
Net charge-offs (recoveries) to
  average loans.....................      0.39        0.17        0.30        0.26        0.11        0.27        0.45
Nonperforming assets to period end
  loans and foreclosed
  property(5).......................      1.19        1.04        0.84        0.76        0.24        0.28        0.81
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets....     10.18%      10.25%      10.25%       9.64%       7.08%       8.00%       8.47%
Leverage (4.00% required
  minimum)(6).......................      9.36        9.99       10.89       10.89        9.71        7.59        8.49
Risk-based capital
  Tier 1 (4.00% required
    minimum)(6).....................     12.62       11.68       12.72       14.38       12.59       10.95       11.12
  Total (8.00% required
    minimum)(6).....................     13.87       12.51       13.68       15.45       13.52       11.97       12.02
Average loans to average deposits...     95.30       81.95       89.08       81.73       73.72       69.94       75.35

---------------

(1) The weighted average common shares and common equivalent shares have been adjusted to reflect stock splits.
(2) Net income per common share reflects stock splits.
(3) Book value and tangible book value are calculated on total common shares of FAB as restated to reflect stock splits.
(4) Net interest income divided by average earning assets.
(5) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(6) Based upon fully phased-in requirements.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth pro forma combined selected consolidated financial data and ratios giving effect to the Merger on a pooling-of-interests accounting basis for the six months ended June 30, 1997, and 1996 and the five years ended December 31, 1996. The data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated as of the beginning of the periods presented, and should be read in conjunction with the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement and the consolidated financial statements of each of ANB and FAB, incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                        SIX MONTHS ENDED
                                            JUNE 30,                           YEAR ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------------------------
                                        1997         1996         1996         1995        1994       1993       1992
                                     ----------   ----------   ----------   ----------   --------   --------   --------
INCOME STATEMENT DATA:
Interest income....................  $   44,062   $   40,810   $   83,180   $   53,067   $ 40,970   $ 34,515   $ 35,219
Interest expense...................      20,683       19,079       38,246       26,555     17,243     13,990     16,092
                                     ----------   ----------   ----------   ----------   --------   --------   --------
Net interest income................      23,379       21,731       44,934       26,512     23,727     20,525     19,127
Provision for loan losses (benefit
  of recoveries)...................       1,719          435          885        1,016      1,596        (50)     3,571
                                     ----------   ----------   ----------   ----------   --------   --------   --------
Net interest income after provision
  for loan losses (benefit of
  recoveries)......................      21,660       21,296       44,049       25,496     22,131     20,575     15,556
Net securities gains (losses)......          12           20          (84)          26        (52)       222        506
Noninterest income.................       8,652        8,768       17,510        9,160      5,820      6,776      6,249
Noninterest expense................      21,593       21,713       44,053       26,849     19,720     20,298     19,203
                                     ----------   ----------   ----------   ----------   --------   --------   --------
Income before income taxes.........       8,731        8,371       17,422        7,833      8,179      7,275      3,108
Provision for income taxes.........       2,763        2,889        5,281          901        736        838        476
                                     ----------   ----------   ----------   ----------   --------   --------   --------
Income before minority interest in
  earnings of consolidated
  subsidiary.......................       5,968        5,482       12,141        6,932      7,443      6,437      2,632
Minority interest in earnings of
  consolidated subsidiary..........           6           10           14          650        750        236         --
                                     ----------   ----------   ----------   ----------   --------   --------   --------
Net income.........................  $    5,962   $    5,472   $   12,127   $    6,282   $  6,693   $  6,201   $  2,632
                                     ==========   ==========   ==========   ==========   ========   ========   ========
BALANCE SHEET DATA:
Total assets.......................  $1,160,883   $1,039,244   $1,110,730   $1,027,099   $607,638   $545,348   $524,304
Earnings assets....................   1,058,476      948,845    1,013,789      929,677    560,900    506,676    483,927
Securities.........................     197,983      192,825      182,009      199,830    128,346    128,899    107,501
Loans..............................     804,479      726,370      784,415      680,172    422,307    351,990    319,905
Allowance for loan losses..........      12,326       10,590       11,011       10,421      6,506      7,307      7,006
Deposits...........................     936,767      846,296      858,104      841,899    506,256    457,644    445,749
Short-term debt....................      30,000       19,201       42,105       21,280     12,717      7,350      7,350
Long-term debt.....................       9,613       13,524       12,939        1,089      2,132      1,376      1,513
Stockholders' equity...............      93,668       82,342       88,803       78,144     43,520     35,496     30,617
WEIGHTED AVERAGE SHARES OUTSTAND-
  ING(1)...........................       8,824        8,711        8,756        4,883      4,412      4,291      4,291
PER COMMON SHARE DATA:
Net income(2)......................  $     0.68   $     0.63   $     1.38   $     1.11   $   1.35   $   1.28   $   0.61
Book value (period end)(3).........       10.90         9.65        10.38         9.16       7.05       5.78       4.64
Tangible book value (period
  end)(3)..........................       10.01         8.78         9.48         8.27       6.55       5.21       4.04
Dividends declared.................        0.23         0.10         0.28           --         --         --         --
PERFORMANCE RATIOS:
Return on average assets...........        1.07%        1.07%        1.17%        0.95%      1.18%      1.22%      0.54%
Return on average equity...........       13.08        13.65        14.48        13.58      17.89      18.54       9.66
Net interest margin(4).............        4.57         4.60         4.70         4.29       4.49       4.34       4.22
Net interest margin (taxable
  equivalent)(4)...................        4.67         4.69         4.79         4.39       4.64       4.48       4.35

                                        SIX MONTHS ENDED
                                            JUNE 30,                           YEAR ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------------------------
                                        1997         1996         1996         1995        1994       1993       1992
                                     ----------   ----------   ----------   ----------   --------   --------   --------
ASSET QUALITY RATIOS:
Allowance for loan losses to period
  end loans........................        1.53%        1.46%        1.40%        1.53%      1.54%      2.08%      2.19%
Allowance for loan losses to period
  end nonperforming loans(5).......      261.20       261.42       356.92       320.55     354.36     240.28     145.38
Net charge-offs (recoveries) to
  average loans....................        0.10         0.08         0.04         0.05       0.68      (0.11)      0.93
Nonperforming assets to period end
  loans and foreclosed
  property(5)......................        0.70         0.61         0.46         0.57       0.54       1.18       2.04
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets...        8.16%        7.81%        8.06%        6.98%      6.59%      6.58%      5.55%
Leverage (4.00% required mini-
  mum)(6)..........................        7.71         7.60         8.13        10.59       8.25       6.78       6.06
Risk-based capital
  Tier 1 (4.00% required
    minimum)(6)....................       10.19        10.07        10.28        10.51      11.17       9.99       8.91
  Total (8.00% required
    minimum)(6)....................       11.44        11.17        11.38        11.59      12.30      11.14       9.91
Average loans to average
  deposits.........................       89.29        84.10        87.06        82.36      81.35      75.98      76.86

(1) The weighted average common shares and common equivalent shares outstanding are those of ANB plus FAB converted at the exchange ratio of 0.7199 shares of ANB Common Stock for each share and equivalent share of FAB Common Stock.
(2) Net income per common share is calculated based upon net income as adjusted for minority interests in earnings of consolidated subsidiaries and cash dividends on preferred stock.
(3) Book value and tangible book value are calculated on the total shares of ANB Common Stock plus shares of FAB Common Stock converted at the exchange ratio of 0.7199 shares ANB Common Stock for each share of FAB Common Stock.
(4) Net interest income divided by average earning assets.
(5) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(6) Based upon fully phased-in requirements.

COMPARATIVE PER SHARE DATA

     The following table presents selected comparative per share data for ANB Common Stock and FAB Common Stock on an historical basis, for ANB Common Stock on a pro forma basis reflecting consummation of the Merger and for the FAB Common Stock on an equivalent pro forma basis reflecting consummation of the Merger. Such information has been prepared giving effect to the Merger on a pooling-of-interests accounting basis. See "THE MERGER -- Accounting Treatment." The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated as of the beginning of the periods presented. The information is derived from and should be read in conjunction with the consolidated historical financial statements of each of ANB and FAB, including related notes thereto, incorporated herein by reference, and the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                                                                                   YEAR ENDED
                                                               SIX MONTHS         DECEMBER 31,
                                                                  ENDED       ---------------------
                                                              JUNE 30, 1997   1996    1995    1994
                                                              -------------   -----   -----   -----
ANB Common Stock
  Net income per common share:
     Historical.............................................      $0.79       $1.45    1.17    1.59
     Pro forma..............................................       0.68        1.38    1.11    1.35
  Dividends paid per common share:
     Historical.............................................       0.23        0.28      --      --
  Book value per common share (at end of period):
     Historical.............................................      10.75       10.15    8.94    6.09
     Pro forma..............................................      10.90       10.38     N/A     N/A
FAB Common Stock
  Net income per common share before extraordinary item:
     Historical.............................................       0.21        0.85    0.74    0.67
     Equivalent pro forma(1)................................       0.49        0.99    0.80    0.97
  Dividends paid per common share:
     Historical.............................................         --          --      --      --
     Equivalent pro forma(1)................................        .17         .20      --      --
  Book value per common share (at end of period):
     Historical.............................................       8.17        8.01    7.09    6.05
     Equivalent pro forma(1)................................       7.85        7.47     N/A     N/A

---------------

(1) FAB equivalent pro forma amounts are computed by multiplying the ANB pro forma amount by the exchange ratio of 0.7199 shares of ANB Common Stock for each share of FAB Common Stock. See "THE MERGER -- Terms of the Merger."

                                  RISK FACTORS

     Shareholders of ANB and FAB are urged to consider carefully the following factors:

DETERMINATION OF TERMS AND EXCHANGE RATIO

     The terms of the Merger, including the Exchange Ratio, were determined by arms-length negotiations between ANB and FAB. ANB and FAB considered the book value, earnings per share, potential market values and the projected financial performance of the combined company in evaluating the Exchange Ratio. No effort was made to determine the going concern or liquidation values of ANB and FAB. See "THE MERGER -- Background of and Reasons for the Merger" and "THE
MERGER -- Opinion of Alex Sheshunoff & Co. Investment Banking."

RESTRICTIONS ON DIVIDENDS

     The principal business operations of ANB are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of ANB is derived primarily, if not entirely, from dividends paid by the Banks. After the Merger, the ability of the Banks and First American Bank to pay dividends to ANB as well as ANB's ability to pay dividends to its shareholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to ANB may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by ANB. There can be no assurance of whether or when ANB may pay dividends after the Merger. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCES."

COMPETITION

     The banking business is highly competitive, particularly in the Banks' and First American Bank's market areas. The Banks and First American Bank compete as financial intermediaries with other commercial banks, savings associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies and money market mutual funds operating in Alabama and elsewhere. Many of these competitors have substantially greater resources and lending limits than ANB, the Banks and First American Bank. Additionally, non-depository institution competitors are generally not subject to the extensive regulations applicable to ANB, the Banks and First American Bank. Pursuant to the recently effective Riegle-Neal Interstate Banking and Branching Efficiency Act, bank holding companies can acquire financial institutions, and commercial banks can merge with other banks, on a nationwide basis, further increasing competition.

SUPERVISION AND REGULATION

     The banking industry is heavily regulated. Subsequent to the Merger, ANB, the Banks and First American Bank will be subject to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency ("OCC") and the Alabama State Banking Department. The success of ANB, the Banks and First American Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. Recent and proposed changes to the regulation of the financial institution industry and the ultimate effect of such changes cannot be predicted. The effects of the implementation of new legislation applicable to ANB, the Banks and First American Bank, including the Community Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act, cannot be measured at this time. The enactment of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") changed the framework of federal regulation of banks and contains a number of provisions that affect the operation of banks, including the establishment of a system of prompt corrective action for insured depository institutions that set regulatory capital categories for such institutions. Regulations now affecting ANB, the Banks and First American Bank may be modified at any time, and there is no assurance that such modification will not adversely affect the business of ANB, the Banks and First American Bank. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MONETARY POLICIES

     Interest rates are largely dependent on the rate of interest established from time to time by the Federal Reserve for funds made available to financial institutions by the Federal Reserve. During 1994 and 1995, the Federal Reserve changed its discount rate five times. During 1996 and the first half of 1997, interest rates established by the Federal Reserve were relatively stable. However, due to the potential for volatility of such monetary policy, there can be no assurance that actions by monetary and fiscal authorities will not have an adverse effect on the deposit levels, net interest margin, loan demand or the business and earnings of the Banks and First American Bank.

RESERVE FOR LOAN LOSSES

     Management of each of the Banks maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of ANB and FAB believes that allowances for loan losses at each of the Banks and First American Bank are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of the Banks. Material additions to the allowance for loan losses of the Banks and First American Bank would result in a material decrease in ANB's net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING FAB -- Recent Developments."

TAX CONSIDERATIONS

     It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code. Based upon certain representations made by the managements of ANB and FAB, Maynard, Cooper & Gale, P.C. and Balch & Bingham LLP, will each deliver an opinion to ANB and FAB, respectively, regarding the federal income tax effects of the Merger, described under the caption "THE MERGER -- Federal Income Tax Consequences."

     NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE ("IRS") AS TO ANY FEDERAL INCOME TAX CONSEQUENCES IN CONNECTION WITH THE MERGER, AND THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING ON THE IRS. FURTHER, BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF ANB STOCK OR FAB STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS).

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Directors and officers of ANB and FAB (and certain of their family members and related interests) have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The Boards of Directors of ANB and FAB are aware of this and have considered personal interests disclosed in this Joint Proxy Statement in their evaluation of the Merger. See "THE MERGER -- Background of and Reasons for the Merger" and "THE MERGER -- Interests of Certain Persons in the Merger."

RESTRICTIONS ON RESALE OF ANB COMMON STOCK

     Affiliates of FAB who receive ANB Common Stock pursuant to the Merger will be restricted on the resale of such ANB Common Stock pursuant to Rule 145 under the Securities Act. Additionally, individuals who are not affiliates of FAB but who will become affiliates of ANB after the Merger will be restricted on the resale of any ANB Common Stock, whether or not received in the Merger, pursuant to Rule 144 under the Securities Act. An affiliate of FAB who will also be an affiliate of ANB after the Merger will be subject to the restrictions on resale contained in both Rule 145 and Rule 144. An "affiliate" is generally a person that, directly or indirectly, controls an entity and generally includes all officers, directors and 10% shareholders of such entity. See "THE MERGER -- Resales of ANB Common Stock."

                              GENERAL INFORMATION

MEETINGS, RECORD DATES AND VOTES REQUIRED


     ANB Meeting. The Special Meeting of Shareholders of ANB will be held at 1:00 p.m., local time, on November 26, 1997, at the main office of National Bank of Commerce of Birmingham, 1927 First Avenue North, Birmingham, Alabama 35203. The purpose of the ANB Meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for, among other things, the Merger. Only holders of record of ANB Common Stock at the close of business on the ANB Record Date, October 27, 1997, will be entitled to notice of and to vote at the ANB Meeting. As of the ANB Record Date there were 6,574,942 shares of ANB Common Stock issued, outstanding and entitled to be voted. There were approximately 281 ANB shareholders, of record or through registered clearing agents, on the ANB Record Date. Each share of ANB Common Stock will be entitled to one vote at the ANB Meeting.


     The presence, in person or by proxy, of holders of the majority of the issued and outstanding shares of ANB Common Stock entitled to vote at the ANB Meeting is necessary to constitute a quorum at such meeting.


     Approval of the Merger Agreement on behalf of ANB, pursuant to the DGCL, will require the affirmative vote of the holders of at least a majority of the outstanding shares of ANB Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against each proposal. As of the ANB Record Date, 1,140,155 shares of ANB Common Stock, or 17.3% of the total shares of ANB Common Stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of ANB. Assuming all such shares are voted in favor of the Merger, the affirmative vote of the holders of 2,147,317 additional shares of ANB Common Stock will be required for approval.


     Approval of the Merger Agreement will be deemed to constitute approval of the issuance of the number of shares of ANB Common Stock into which shares of FAB Common Stock may be converted in the Merger.


     FAB Meeting. The Special Meeting of Shareholders of FAB will be held at 9:30 a.m. local time, on November 26, 1997, at the main office of First American Bank, 251 Johnston Street, SE, Decatur, Alabama. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for, among other things, the Merger. Only holders of record of FAB Common Stock at the close of business on October 27, 1997, will be entitled to notice of and to vote at the FAB Meeting. As of the FAB Record Date, there were 2,878,683.785 shares of FAB Common Stock issued, outstanding and entitled to be voted. There were 774 FAB shareholders of record on the FAB Record Date. Each share of FAB Common Stock will be entitled to one vote at the FAB Meeting.


     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of FAB Common Stock entitled to vote at the FAB Meeting is necessary to constitute a quorum at such meeting.

     Approval of the Merger Agreement on behalf of FAB, pursuant to the ABCA, will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of FAB Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against approval of the Merger Agreement. As of the FAB Record Date, 1,251,498 shares of FAB Common Stock, or 43.5% of the total shares of FAB Common Stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of FAB and certain family members and related interests. Assuming all such shares are voted in favor of the Merger, the affirmative votes of the holders of 667,626 additional shares of FAB Common Stock will be required for approval. Certain directors and officers of FAB with the power to vote an aggregate of 1,223,205 shares of FAB Common Stock (approximately 42.5% of the outstanding shares entitled to vote) have entered into agreements with ANB whereby they have agreed to vote in favor of the Merger.

     Dissenters' rights may be demanded by FAB shareholders who do not vote in favor of the Merger and who follow the specified procedures of Alabama law. See "Dissenters' Rights" below.

PROXIES

     ANB. The enclosed ANB proxies are solicited on behalf of the Board of Directors of ANB for use in connection with the ANB Meeting and any adjournment or adjournments thereof. HOLDERS OF ANB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO ANB IN THE ENCLOSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE ANB MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

     An ANB shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Corporate Secretary of ANB, provided such later proxy or revocation is actually received by ANB before the vote of the shareholders, or by voting in person at the ANB meeting. Any shareholder attending the ANB Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the ANB Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. IF INSTRUCTIONS ARE NOT GIVEN, PROPERLY EXECUTED PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

     FAB. The enclosed FAB proxies are solicited on behalf of the Board of Directors of FAB for use in connection with the FAB Meeting and any adjournment or adjournments thereof. HOLDERS OF FAB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FAB IN THE ENCLOSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE FAB MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. FAB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

     An FAB shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Secretary of FAB, provided such later proxy or revocation is actually received by FAB before the vote of the shareholders, or by voting in person at the FAB Meeting. Any shareholder attending the FAB Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the FAB Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. IF INSTRUCTIONS ARE NOT GIVEN, PROPERLY EXECUTED PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

     Other Matters. ANB and FAB will each bear the costs of solicitation of proxies for their respective Meetings. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of ANB or FAB, as the case may be.

     Neither the management of ANB nor the management of FAB is aware of any business to be acted upon at the Meetings other than the proposal to approve the Merger Agreement. If other matters are properly brought before either or both of the Meetings or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of the respective company's management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

DISSENTERS' RIGHTS

     If the Merger is consummated, holders of record of FAB Common Stock who follow the procedures specified by Article 13 of the ABCA ("Article 13") will be entitled to determination and payment in cash of the "fair value" of their stock immediately before the Effective Time, excluding value resulting from the anticipation of the Merger, but including "a fair and equitable" rate of interest thereon. Shareholders who elect to follow such procedures are referred to herein as "Dissenting Shareholders".

     A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF FAB COMMON STOCK WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DEMAND PAYMENT FOR HIS OR HER SHARES PURSUANT TO ARTICLE 13.

     The following summary of the provisions of Article 13 is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix B to this Joint Proxy Statement, and is qualified in its entirety by reference thereto.

     A holder of FAB Common Stock electing to exercise dissenters' rights (1) must deliver to FAB, before the vote at the FAB Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated, and (2) must not vote in favor of the Merger Agreement. The requirement of such written notice is in addition to and separate from the requirement that such shares not be voted in favor of the Merger Agreement, and the requirement of such written notice is not satisfied by voting against the Merger Agreement either in person or by proxy. The requirement that such shares not be voted in favor of the Merger Agreement will be satisfied if no proxy is returned and such shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the Merger Agreement, in order to be assured that such shareholder's shares are not voted in favor of the Merger Agreement, a Dissenting Shareholder who votes by proxy must not leave the proxy blank but must (i) vote AGAINST the approval of the Merger Agreement or (ii) affirmatively ABSTAIN from voting. NEITHER A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT NOR AN ABSTENTION WILL SATISFY THE REQUIREMENT THAT A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT BE DELIVERED TO FAB BEFORE THE VOTE ON THE MERGER AGREEMENT.

     Holders of record and beneficial owners of FAB Common Stock are entitled to assert dissenters' rights for the shares registered in the name of or held for the benefit of that holder or owner. The dissenters' rights may be asserted with respect to fewer than all shares of FAB Common Stock held of record by such holder only if such holder dissents with respect to all shares beneficially owned by any one person and notifies FAB in writing of the name and address of each person on whose behalf such record holder is asserting dissenters' rights. A beneficial shareholder, in order to assert his or her dissenters' rights, must submit to FAB the record shareholder's written consent to the dissent prior to or contemporaneously with such assertion and must dissent with respect to all shares of which he or she is the beneficial shareholder or over which he or she has the power to vote. WHERE NO NUMBER OF SHARES IS EXPRESSLY MENTIONED, THE NOTICE OF INTENT TO DEMAND PAYMENT WILL BE PRESUMED TO COVER ALL SHARES HELD IN THE NAME OF THE RECORD HOLDER.

     Within 10 days after the Effective Time, ANB, as the surviving corporation in the Merger, will send a written dissenters' notice to each Dissenting Shareholder of record at the Effective Time who did not vote in favor of the Merger and who duly filed a written notice of intent to demand payment in accordance with the foregoing. The dissenters' notice will specify the deadline by which time ANB must receive a payment demand from such Dissenting Shareholder. The deadline will be no fewer than 30 days or more than 60 days after the date the dissenters' notice is delivered. IT IS THE OBLIGATION OF DISSENTING SHAREHOLDERS TO INITIATE ALL NECESSARY ACTION TO PERFECT THEIR DISSENTERS' RIGHTS WITHIN THE TIME PERIODS PRESCRIBED IN ARTICLE 13 AND THE DISSENTERS' NOTICE. IF NO PAYMENT DEMAND IS TIMELY RECEIVED FROM A DISSENTING SHAREHOLDER, ALL DISSENTERS' RIGHTS WILL BE LOST, NOTWITHSTANDING ANY PREVIOUSLY SUBMITTED WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT. Each Dissenting Shareholder who demands payment retains all other rights of a shareholder until those rights are cancelled or modified by the Merger. A Dissenting Shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the Merger Agreement unless ANB shall consent thereto.

     Within 20 days of the formal payment demand, a Dissenting Shareholder who has made a demand must submit his share certificate or certificates to ANB, so that a notation to that effect may be placed on such certificate or certificates and the shares returned to the Dissenting Shareholder with the notation thereon. A SHAREHOLDER'S FAILURE TO SUBMIT SHARES FOR NOTATION WILL, AT ANB'S OPTION, TERMINATE THE HOLDER'S RIGHTS AS A DISSENTER, UNLESS A COURT OF COMPETENT JURISDICTION DETERMINES OTHERWISE.

     Promptly after the Effective Time, ANB shall offer to pay each Dissenting Shareholder who complied with Article 13 the amount ANB estimates to be the fair value of such Dissenting Shareholder's shares, plus accrued interest. Each Dissenting Shareholder who agrees to accept the above referenced offer of payment in full satisfaction of his or her demand must surrender to ANB the certificate or certificates representing his or her FAB shares in accordance with the terms of the dissenters' notice. Upon receiving the certificate or certificates, ANB shall pay each Dissenting Shareholder the fair value of his or her shares, plus accrued interest. Upon receiving payment, a Dissenting Shareholder ceases to have any interest in the shares.

     A Dissenting Shareholder who has made a payment demand may notify ANB in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or he or she may reject the offer made to such shareholder and demand payment of the fair value of his or her shares and interest due, if: (i) the Dissenting Shareholder believes that the amount offered him or her is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) ANB fails to make an offer as required by Article 13 within sixty (60) days after the date set for demanding payment; or (iii) ANB, having failed to consummate the Merger, does not release the transfer restrictions imposed on shares within sixty (60) days after the date set for demanding payment; provided, however, that a Dissenting Shareholder waives his or her right to demand payment different from that offered unless he or she notifies ANB of his or her demand in writing within thirty (30) days after ANB offered payment for his or her shares.

     If a demand for payment remains unsettled, ANB shall commence a proceeding within sixty (60) days after receiving the second payment demand and petition the court to determine the fair value of the shares and accrued interest. If the proceeding is not commenced within the sixty (60) day period, each Dissenting Shareholder whose demand remains unsettled shall be entitled to receive the amount demanded. Such a proceeding will be filed in the Circuit Court of Morgan County, Alabama. Each Dissenting Shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. Upon payment of the judgment and surrender to ANB of the certificate or certificates representing the judicially appraised shares, a Dissenting Shareholder will cease to have any interest in the shares. The court may assess costs incurred in such a proceeding against all or some of the Dissenting Shareholders, in amounts the court finds equitable, to the extent the court finds that such Dissenting Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment different from that initially offered by ANB. The Court may also assess the reasonable fees and expenses of counsel and experts against all or some of the Dissenting Shareholders if the court finds that such Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13.

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     The Board of Directors of ANB recommends that the shareholders of ANB vote FOR the proposal to approve the Merger Agreement. The Board of Directors of FAB recommends that the shareholders of FAB vote FOR the proposal to approve the Merger Agreement. See "THE MERGER -- Background of and Reasons for the Merger."

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinion of the financial advisor to FAB is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix C and incorporated herein by reference.

TERMS OF THE MERGER

     At the Effective Time, FAB will merge with and into ANB. In the Merger, each share of FAB Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' rights shall have been perfected, and also excluding shares held by FAB or its subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into and exchanged for the right to receive 0.7199 shares of ANB Common Stock. If the Merger is consummated, approximately 24.0% of the outstanding shares of ANB Common Stock will be held by former FAB shareholders. In addition, options held to purchase shares of FAB Common stock will be converted into options to purchase 0.7199 shares of ANB Common Stock for each share of FAB Common Stock subject to option.

     No fractional shares of ANB Common Stock will be issued in respect to FAB Common Stock, and cash will be paid by ANB in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of ANB Common Stock by the average of the high and low sales price of ANB Common Stock reported on the NASDAQ National Market System on each of the ten trading days ending on the tenth business day prior to the Effective Time. No holder of FAB Common Stock who would otherwise have been entitled to a fractional share of ANB Common Stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

     Holders of FAB Common Stock will have the right to dissent from the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with the ABCA. See "GENERAL INFORMATION -- Dissenters' Rights."

EFFECTIVE TIME

     Articles of Merger will be filed with the Secretary of State of the State of Alabama, and a Certificate of Merger will be filed with the Secretary of State of the State of Delaware, as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of both ANB and FAB. The Effective Time of the Merger will be at the time the Certificate of Merger shall be accepted for filing by the Secretary of State of Delaware (or such later time as the parties may agree).

BACKGROUND OF AND REASONS FOR THE MERGER

     Officers and directors of NBC, ANB's largest bank subsidiary, have maintained relationships with certain FAB officers and directors for several years. These relationships developed from correspondent banking and investment services transactions between NBC and First American Bank, as well as NBC loans being made to FAB directors and to entities composed of FAB directors. ANB and FAB have thus become familiar with each other's operations and management over recent years. The two entities hold the common belief in the strategic importance of community banking, and this similarity in strategy led to the conclusion by ANB management that discussions of a merger would be of benefit to shareholders of both entities. In addition, ANB has been seeking an expansion opportunity in the growing North Alabama region. ANB identified FAB as a strategic merger partner and as an avenue to enter the North Alabama market. In recent years, ANB has expressed an interest in the possibility of a merger. Such discussions became more formal in the Spring of 1997.

     On May 8, 1997, John H. Holcomb, III, Chairman and Chief Executive Officer of ANB, met with Dan M. David, Chairman and Chief Executive Officer of FAB, to express ANB's interest in discussing a merger with FAB. After this meeting, Messrs. David and Holcomb had further telephone conversations and an additional meeting on May 30, 1997, to discuss some of the strategic issues involved in such an alignment. On June 4, 1997, Mr. David met with Mr. Holcomb and G. Ruffner Page, Jr., an ANB board member and former executive officer of NBC, to further discuss the merits of a combination and to allow ANB to articulate its long-term strategic plan to FAB.

     On June 24, 1997, Mr. David and Alfred E. Cheatham, Jr., Vice President and Chief Financial Officer of FAB, met with ANB's management at ANB's corporate office to discuss further a potential merger and price and value ranges of such a transaction. The ANB Board held its regular meeting on June 26, 1997 and considered the potential merger of ANB and FAB as one of the items on its agenda. Mr. Holcomb presented financial information regarding FAB to the ANB Board along with information relating to other FAB operational issues including information regarding the FAB market area and market share, banking practices, loan losses, and information regarding employees, management and directors. After thorough and careful consideration, the ANB Board determined that, based on the factors described below and a share exchange ratio not to exceed the Exchange Ratio, the Merger was in the best interests of ANB and its shareholders. The

ANB Board authorized Mr. Holcomb and Mr. Victor E. Nichol, Jr., President and Chief Operating Officer of ANB, to finalize negotiations for the Merger. During the week of June 30, 1997, certain additional meetings and phone discussions were conducted to refine and agree upon an exchange ratio of ANB stock to be provided to FAB shareholders.

     On July 11, 1997, the Executive Committee of the FAB Board met to consider the terms of the offer which included a share exchange ratio equal to the Exchange Ratio. After deliberations and careful consideration of information discussed below, the FAB Executive Committee voted unanimously to recommend to the FAB Board the approval of the Merger. The FAB and ANB parties then met with outside counsel to negotiate and agree upon the form of the Merger Agreement. On July 24, 1997, the FAB Board met for the purpose of considering the Merger Agreement. After reports from the FAB Executive Committee meeting, management, and legal counsel, and after thorough and careful consideration, the FAB Board determined that, based upon the factors described below, and subject to certain conditions including an affirmative opinion from Sheshunoff as to the fairness of the exchange ratio being offered by ANB in the merger, ANB's proposal was in the best interests of FAB and its shareholders. The FAB Board voted unanimously to approve the Merger Agreement and to authorize its officers to execute such Agreement and to take all other action necessary to consummate the transaction.

  ANB's Reasons for the Merger.

     In approving the Merger Agreement and the Merger, the ANB Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the ANB Board of Directors considered the following material factors:

          (a) the information presented to the directors by the management of ANB concerning the business, operations, earnings, asset quality and financial condition of FAB, including the composition of the earning assets portfolio of FAB;

          (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of FAB;

          (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of FAB Common Stock for ANB Common Stock for federal income tax purposes;

          (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

          (e) the opportunity for reducing the noninterest expense of the operations of FAB and the ability of the operations of FAB after the Effective Time to contribute to the earnings of ANB;

          (f) the attractiveness of the FAB franchise, the market position of FAB in each of the markets in which it operates, and the compatibility of the franchise of FAB in northern Alabama with the operations of ANB in its market areas; and

          (g) the compatibility of the community banking orientation of the operations of FAB to that of ANB.

     ANB's Board of Directors recommends that ANB shareholders vote FOR approval of the Merger Agreement.

  FAB's Reasons for the Merger.

     In determining whether to approve the proposed transaction and recommend it to the FAB shareholders for approval, the Board of FAB considered whether the transaction would enhance shareholder value while protecting the needs of its current customers. During negotiations with ANB, the Board of FAB determined that the proposed transaction would satisfy both of these criteria.

     With respect to enhancement of shareholder value, the Board of FAB considered (i) the consideration to be received by the FAB shareholders, (ii) the marketability and liquidity of ANB Common Stock,

(iii) ANB's market position and reputation and (iv) the dividend history of ANB. Considering the relative book value of ANB Common Stock as compared to FAB Common Stock, based in part on a valuation received from Sheshunoff, the Board of FAB determined that the exchange ratio represented in the Merger Agreement would be fair to the shareholders of FAB. The Board of FAB determined that ownership of ANB Common Stock would present an immediate enhancement to shareholder value in that ANB Common Stock is actively traded on the NASDAQ National Market, thereby presenting shareholders with significantly enhanced marketability and liquidity when compared to the FAB Common Stock. The Board of FAB also believes that ownership of ANB Common Stock presents an opportunity for continuing enhancement of shareholder value, considering ANB's size, position in its relevant market, the reputation of its management and its historical performance. ANB also has a history of paying dividends to its shareholders, as opposed to FAB which has not historically paid cash dividends to its shareholders.

     Having determined that the proposed transaction would be in the best interests of the FAB shareholders, the Board of FAB evaluated the impact of the proposed transaction on the current customers of First American Bank considering
(i) ANB's ability to provide additional financial services to First American Bank's customers, (ii) the size of ANB's network of bank branches that could provide added convenience to First American Bank's existing customers, and (iii) ANB's commitment to continue to service Morgan, Limestone and Madison Counties. The Board of FAB determined that ANB provides a number of additional financial services, such as trust services and securities brokerage services, that would benefit First American Bank's current customers in Morgan, Limestone and Madison Counties. In addition, ANB's commitment to maintain the current management of First American Bank and the appointment by ANB of Messrs. David, Sexton and Nix to its Board of Directors indicates that ANB will maintain and preserve the relationships which FAB has developed historically and will continue to serve the needs of Morgan, Limestone and Madison Counties in the future.

     FAB's Board of Directors recommends that FAB shareholders vote FOR approval of the Merger Agreement.

OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

     FAB retained Sheshunoff to provide its opinion with respect to the fairness of the consideration to be received by FAB's shareholders in connection with the Merger and related matters. Sheshunoff did not participate in determining the Exchange Ratio, and did not participate in any solicitation of interests for the acquisition of FAB. As of September 10, 1997, Sheshunoff rendered its written opinion that, as of such date, the consideration to be received in the Merger Agreement was fair from a financial point of view to the holders of FAB Common Stock.

     The full text of Sheshunoff's opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Exhibit C to this Joint Proxy Statement. FAB's stockholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to the FAB Board and does not constitute a recommendation to any shareholder of FAB as to how such stockholder should vote at the FAB Meeting.

     In connection with rendering its written opinion, Sheshunoff, among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning FAB prepared by the management of FAB; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of FAB, including those provided in FAB's annual reports for the three years ended December 31, 1996 and FAB's quarterly report for the period ended June 30, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of ANB, including those provided in ANB's annual reports for the three years ended December 31, 1996, and ANB's quarterly report for the period ended June 30, 1997; (iv) analyzed certain financial projections of FAB prepared by management of FAB; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of FAB and ANB with certain members of their respective management; (vi) reviewed reported market prices and historical trading activity of FAB's and ANB's Common Stock; (vii) compared the financial performance of ANB and the prices and trading activity of ANB Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analysis reports of ANB Common Stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed the Merger Agreement; (xi) reviewed and discussed with ANB senior management certain internal analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by ANB to be achieved as a result of the Merger; and (xii) performed such other analyses as Sheshunoff has deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Sheshunoff assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of FAB. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff has not made any independent evaluation or appraisal of the assets or liabilities of FAB, nor has Sheshunoff been furnished with any such appraisals, and have not examined any individual loan files of FAB. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan losses with respect thereto and Sheshunoff assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     With respect to ANB, Sheshunoff relied solely upon publicly available data regarding ANB's financial condition and performance. Sheshunoff discussed this publicly available information with the management of ANB. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of ANB, Sheshunoff was not furnished with any evaluations or appraisals, and it did not review any individual credit files of ANB. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

     Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, September 10, 1997.

     In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of FAB Common Stock is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of FAB.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FAB. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of FAB's Board's or FAB's management's opinion with respect to the value of FAB.

     The following is a summary of the analyses performed by Sheshunoff in connection with its opinion delivered to the FAB Board of Directors on September 10, 1997:

     Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations nationwide and in Alabama, with comparable characteristics to the FAB and ANB transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions was comprised to reflect the profitability, asset size and regional location of FAB. The guideline transactions specifically consisted of five mergers and acquisitions of bank organizations nationwide from January 1, 1996 to September 9, 1997 with seller's total assets between $150 million and $500 million and seller's return on average equity between 8% and 12% in which the deal consideration was for common stock only. This group of comparable transactions include the following transactions: Triangle Bancorp/Bank of Mecklenburg; Whitney Holding Co./Merchants Bancshares, Inc.; Colonial BancGroup/Jefferson Bancorp; CCB Financial Corp/Salem Trust Bank; and Horizon Bancorp/Twentieth Bancorp. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.98 times to 3.00 times with an average of 2.42 times and a median of 2.46 times (compared with FAB's deal of 2.21 times June 30, 1997 book value); (ii) last 12 months earnings ranging from 20.6 times to 30.2 times with an average of 26.5 times and a median of 29.5 times (compared with FAB's deal of 22.0 times last 12 months earnings as of June 30, 1997); and (iii) total assets ranging between 16.2% and 26.7% with an average of 22.2% and a median of 24.8% (compared with FAB's deal of 22.8% of its June 30, 1997 total assets).

     The second set of comparable transactions was comprised to reflect the specific pricing of bank mergers in Alabama. The guideline transactions specifically consisted of six mergers and acquisitions of banking organizations in Alabama from January 1, 1996 to September 9, 1997. This group of comparable transactions included the following transactions: Colonial BancGroup/Shamrock Holding; First Bankshares/Cannebrake Bancshares; Alabama National Bancorp/FIRSTBANC Holding Co.; South Alabama Bancorp/First Monco Bancshares; Union Planters Corp/BancAlabama, Inc.; and United Security Bancshares/Brent Banking Company. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.45 times to 2.00 times with an average of 1.64 times and a median of 1.52 times (compared with FAB's deal of 2.21 times June 30, 1997 book value); (ii) last 12 months earnings ranging from
8.8 times to 19.6 times with an average of 15.4 times and a median of 15.6 times (compared with FAB's deal of 22.0 times last 12 months earnings as of June 30, 1997); and (iii) total assets ranging between 11.2% and 22.3% with an average of 16.9% and a median of 17.4% (compared with FAB's deal of 22.8% of its June 30, 1997 total assets).

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flows that FAB could produce through the year 2001, under various circumstances, assuming that FAB performed in accordance with the earnings/return projections of FAB management. Sheshunoff estimated the terminal value for FAB by applying multiples of earnings ranging from 15 times to 22 times to projected year 2001 earnings and then discounted the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 7% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of FAB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $13.82 per share to $19.92 per share. This compares favorably to the FAB deal value of $17.37 per share.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for FAB based on 2001 book value by applying multiples of book value ranging from 2.00 times to 2.70 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 7% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of FAB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $12.36 per share to $16.51 per share. This compares favorably to the FAB deal value of $17.37 per share.

     Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended June 30, 1997 and market data as of September 4, 1997 for ANB to a group of selected southeastern bank holding companies and a group of Alabama bank holding companies which Sheshunoff deemed to be relevant.

     The group of selected southeastern bank holding companies (the "Comparable Composite") included Anchor Financial Corporation, First Charter Corporation, First State Corporation, George Mason Bankshares, Inc., Bank of Granite Corporation, Premier Bancshares, Inc., and Union Bankshares, Inc. This comparison, among other things, showed that: (i) ANB's equity to asset percentage was 7.6%, compared to an average of 9.8% and a median of 8.9% for the Comparable Composite; (ii) for the last twelve months ended June 30, 1997, ANB's return on average equity was 16.3%, compared to an average of 15.1% and a median of 15.9% for the Comparable Composite; (iii) for the last twelve months ended June 30, 1997, ANB's return on average assets was 1.24%, compared to an average of 1.49% and a median of 1.32% for the Comparable Composite; (iv) as of June 30, 1997, ANB's nonperforming loans to gross loans ratio was 0.46%, compared to an average of 0.26% and a median of 0.28% for the Comparable Composite; (v) as of September 4, 1997, ANB's price per share to book value per share as of June 30, 1997 was 2.23 times, compared to an average of 2.70 times and median 2.71 times for the Comparable Composite; and (vi) as of September 4, 1997, ANB's price per share to last twelve months earnings per share as of June 30, 1997 was 15.1 times, compared to an average of 19.7 times and median of 20.2 times for the Comparable Composite.

     The group of selected Alabama bank holding companies (the "Alabama Composite") included Auburn National Bancorp, Peoples BancTrust Co., Pinnacle Bancshares, Inc., and South Alabama Bancorp. This comparison, among other things, showed that: (i) ANB's equity to asset percentage was 7.6%, compared to an average of 9.6% and a median of 9.5% for the Alabama Composite; (ii) for the last twelve months ended June 30, 1997, ANB's return on average equity was 16.3%, compared to an average of 12.6% and a median of 11.8% for the Alabama Composite; (iii) for the last twelve months ended June 30, 1997, ANB's return on average assets was 1.24%, compared to an average of 1.23% and a median of 1.21% for the Alabama Composite; (iv) as of June 30, 1997, ANB's nonperforming loans to gross loans ratio was 0.46%, compared to an average of 0.59% and a median of 0.46% for the Alabama Composite; (v) as of September 4, 1997, ANB's price per share to book value per share as of June 30, 1997 was 2.23 times, compared to an average of 1.83 times and median of 1.92 times for the Alabama Composite; and
(vi) as of September 4, 1997, ANB's price per share to last twelve months earnings per share as of June 30, 1997 was 15.1 times, compared to an average of
16.3 times and median of 16.6 times for the Alabama Composite.

     Sheshunoff also compared selected stock market results of ANB to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL's index of all publicly traded banks and the S&P 500. Results from indexing the S&P 500, SNL's index of all publicly traded banks, the Alabama Composite, and ANB's stock from February 1, 1996 to September 1, 1997 revealed similar relationships in price movements of ANB's stock to the price movements of SNL's index of all publicly traded banks. The analysis revealed that price movements of ANB's stock was above the price movements of the S&P 500 and Alabama Composite.

     Sheshunoff discussed certain aspects of the past and current business operations, financial condition and future prospects of ANB with certain members of the management of ANB. Sheshunoff also reviewed certain security analysts reports of ANB prepared by an investment banking firm. Sheshunoff noted that, following the issuance of its fairness opinion, FAB filed an amendment to its Quarterly Report on Form 10-Q for the period ended June 30, 1997, to reflect an $860,000 increase to FAB's loan loss reserve. This adjustment will have an adverse effect on ANB 1997 earnings. The analysis and calculations performed by Sheshunoff in rendering its fairness opinion as described herein do not reflect this FAB adjustment to its loan loss reserve. Sheshunoff also noted that ANB recently announced that ANB anticipates a one time charge to its earnings in the approximate range of $1.2 million to $1.4 million for expenses relating to the Merger. Sheshunoff expresses no opinion on the future market price of ANB common stock, which price may be higher or lower than the $24.125 per share price as of the date of this opinion.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to FAB or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of FAB and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. FAB's Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

     Pursuant to an engagement letter dated September 9, 1997, between FAB and Sheshunoff, FAB agreed to pay Sheshunoff a $35,000 fairness opinion fee. FAB has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

EFFECT ON CERTAIN EMPLOYEE BENEFIT PLANS OF FAB

     Pursuant to the terms of the Merger Agreement, at the Effective Time, ANB shall assume all obligations arising under or pursuant to the First American Bancorp Stock Option Plan dated as of October 21, 1992 and the 1994 First American Bancorp Stock Option Plan (collectively, the "Option Plans") and the First American Bancorp Non-Employee Director Stock Plan (the "Director Plan"; together with the Option Plans hereinafter collectively referred to as the "Plans"), and ANB shall be vested with the powers, rights and privileges of FAB under each of the Plans. FAB has terminated the Director Plan as of July 24, 1997. All outstanding options under the Option Plans to purchase FAB Common Stock (the "FAB Options") shall be converted into substitute options (the "ANB Options") to acquire, on substantially similar terms and conditions (including without limitation the vesting schedules and duration of such options), the same number of shares of ANB Common Stock which the holders of the FAB Options would have been entitled to receive if such holders had exercised all of such FAB Options immediately prior to the Merger, at a price per share of ANB Common Stock equal to the exercise price for each FAB Option, multiplied by the Exchange Ratio (0.7199). At the Effective Time, certain stockholders of FAB will hold FAB Options providing for the purchase of additional shares of FAB Common Stock totalling 177,303 in the aggregate, which will be converted into ANB Options to purchase 127,640 shares of ANB Common Stock in the aggregate.

     In addition to the Plans, FAB maintains a 401(k) defined contribution plan for its employees (the "401(k) Plan"). ANB plans to continue the 401(k) Plan only for the benefit of employees of FAB and subsidiaries, unless otherwise required by law in order to maintain its status as a qualified plan under the Code.

SURRENDER OF CERTIFICATES

     As promptly as practicable after the Effective Time, AmSouth Bank, acting in the capacity of exchange agent for ANB (the "Exchange Agent"), will mail to each former holder of record of FAB Common Stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders' FAB Common Stock certificates for certificates representing shares of ANB Common Stock and cash in lieu of fractional shares. HOLDERS OF FAB COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

     Upon receipt of the Exchange Materials, former holders of FAB Common Stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of FAB Common Stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, ANB will issue, and the Exchange Agent will mail, to such holder of FAB Common Stock a check in the amount of any payment in respect of fractional shares of FAB Common Stock payable to the surrendering shareholder and a certificate representing the number of shares of ANB Common Stock to which such holder is entitled pursuant to the Merger

Agreement. No certificates of ANB Common Stock and no payment in respect of fractional shares will be delivered to a holder of FAB Common Stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of FAB Common Stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

     Former shareholders of record of FAB will be entitled to vote after the Effective Time at any meeting of ANB shareholders the number of whole shares of ANB Common Stock into which such holders' respective shares of FAB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FAB Common Stock for certificates representing ANB Common Stock.

     Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to ANB Common Stock issued to replace FAB Common Stock will be paid to the holder of an unsurrendered FAB Common Stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the Effective Time, there will be no transfers on FAB's stock transfer books of shares of FAB Common Stock issued and outstanding at the Effective Time. If certificates representing shares of FAB Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

     Neither ANB nor the Exchange Agent shall be liable to a holder of FAB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of ANB and FAB to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

          (i) shareholder approval of FAB and ANB shall have been received;

          (ii) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the Board of Directors of ANB or FAB, materially adversely impacts the Merger so as to render it inadvisable;

          (iii) all consents necessary to avoid a material adverse effect on the relevant party shall have been obtained;

          (iv) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which renders its consummation inadvisable;

          (v) ANB shall have received a letter, dated as of the Effective Time, from Coopers & Lybrand L.L.P., concurring with the conclusions of ANB's and FAB's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests;

          (vi) ANB and FAB shall have received written opinions of counsel from each of Maynard, Cooper & Gale, P.C. and Balch & Bingham LLP, respectively, to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

          (vii) the Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced by the Commission; and

          (viii) ANB, First American Bank and Dan M. David shall have entered into an employment agreement whereby Mr. David agrees to serve as Chairman of First American Bank for a period of at least five years from the Effective Time.

     The obligations of ANB to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

          (i) the representations and warranties of FAB in the Merger Agreement shall be true as if made at the Effective Time;

          (ii) the agreements and covenants of FAB in the Merger Agreement shall have been performed and complied with by the Effective Time;

          (iii) FAB shall have delivered to ANB certain certificates of its corporate officers provided for in the Merger Agreement;

          (iv) FAB shall have delivered to ANB an opinion of its counsel as provided in the Merger Agreement;

          (v) as of a date five business days prior to the Effective Time, FAB and First American Bank shall have a minimum net worth of $23,000,000 and $22,000,000, respectively;

          (vi) ANB or its representatives shall have completed a premerger review of the financial statements and books and records of FAB relating to the quality of the assets (including the loan portfolio) of FAB (including the records and work papers of Coopers & Lybrand L.L.P.), which quality of assets shall be acceptable to ANB in all material respects in its sole reasonable discretion; provided, however, unless ANB shall notify FAB that its premerger review was unacceptable within 45 days after the execution of the Merger Agreement, such premerger review shall be deemed acceptable; and

          (vii) ANB shall have received from Coopers & Lybrand L.L.P., or such other satisfactory accountants, a comfort letter dated as of the Effective Time with respect to such customary matters relating to the financial statements of FAB contained in the Joint Proxy Statement as ANB may request.

     The obligations of FAB to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

          (i) the representations and warranties of ANB in the Merger Agreement shall be true as if made at the Effective Time;

          (ii) the agreements and covenants of ANB in the Merger Agreement shall have been performed and complied with by the Effective Time;

          (iii) ANB shall have delivered to FAB certain certificates of its corporate officers provided for in the Merger Agreement;

          (iv) ANB shall have delivered to FAB an opinion of its counsel as provided in the Merger Agreement;

          (v) FAB shall have received from Coopers & Lybrand L.L.P., or such other satisfactory accountants, a comfort letter dated as of the Effective Time with respect to such customary matters relating to the financial statements of ANB contained in the Joint Proxy Statement as FAB may request;

          (vi) FAB shall have received an opinion from its financial advisor that the Exchange Ratio is fair to it and its shareholders;

          (vii) The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ "National Market System Security"; and

          (viii) FAB or its Representatives shall have completed a premerger review of the financial statements and books and records of ANB relating to the quality of the assets (including the loan portfolio) of ANB (including the records and work papers of Coopers & Lybrand L.L.P.), which quality of assets shall be acceptable to FAB in all material respects in its sole reasonable discretion; provided, however, unless FAB shall notify ANB that its premerger review was unacceptable within 45 days after the execution of the Merger Agreement, such premerger review shall be deemed acceptable.

REGULATORY APPROVALS

     The Merger is conditioned upon receipt of the necessary regulatory approvals. On September 22, 1997, ANB filed an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") pursuant to
Section 3 of the Bank Holding Company Act. There can be no assurance that such regulatory approval will be obtained or as to the timing of any such approval.

     In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction specifically orders otherwise.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement requires that each of FAB and ANB shall preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, FAB has agreed that, without the consent of ANB, it will not:

          (i) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

          (ii) incur additional debt obligations except in the ordinary course of business;

          (iii) modify, amend or terminate any material contract, except in the ordinary course of business and for fair consideration;

          (iv) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend or make any other distribution in respect of its capital stock;

          (v) except as provided in the Merger Agreement, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of FAB Common Stock or any other capital stock of FAB or any subsidiary, or any options, warrants, conversion or other rights to acquire any such stock;

          (vi) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, or authorize any of the foregoing, other than in the ordinary course of business for reasonable and adequate consideration;

          (vii) acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business and acquisitions of control by depository institution subsidiaries in a fiduciary capacity;

          (viii) grant any increase in compensation or benefits of the employees or officers of FAB or any of its subsidiaries, except in accordance with past practices with respect to employees or enter into, grant or pay bonuses, severance agreements, or material increases in fees or other compensation to officers and directors;

          (ix) enter into any employment contract without an unconditional right to terminate without liability;

          (x) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

          (xi) make any significant change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

          (xii) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or, except in the ordinary course of business, modify, amend, terminate, waive, release, compromise or assign any material rights, contracts or claims;

          (xiii) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

          (xiv) fail to file timely any report required to be filed with any regulatory authorities;

          (xv) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger;

          (xvi) make any loan or advance to any shareholder owning 5% or more of the outstanding shares of FAB Common Stock, director or officer of FAB or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

          (xvii) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any shareholder, director, officer or employee of FAB or any of its subsidiaries or any of their immediate families;

          (xviii) enter into any contract for services or otherwise with any of the holders of 5% or more of FAB Common Stock, or the directors, officers or employees of FAB or any of its subsidiaries or any members of their immediate families;

          (xix) file any application to relocate or terminate the operation of any of its banking offices or any of its subsidiaries; or

          (xx) except in accordance with applicable law, change its or any of its subsidiary's lending, investment, liability management and other material banking policies in any material respect.

     ANB has agreed that, without the consent of FAB, it will not:

          (i) fail to file timely any report required to be filed with any regulatory authorities, including the SEC;

          (ii) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ;

          (iii) amend its Certificate of Incorporation or Bylaws or take any action that would cause ANB to have an insufficient number of shares of ANB Common Stock to fulfill its obligations under the Merger Agreement;

          (iv) enter into any material contract or conduct not in the ordinary course of business, or not consistent with safe and sound banking practices and applicable laws; or

          (v) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger.

     Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

WAIVER AND AMENDMENT; TERMINATION; TERMINATION FEE

     Prior to the Effective Time, either ANB or FAB may waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of FAB and ANB.

     The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent; (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances; (iii) by either party in the event any required regulatory approval is denied or not obtained or the shareholders of either ANB or FAB fail to approve the Merger; (iv) by either party in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied; (v) in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled by March 31, 1998; (vi) by ANB, if the holders of greater than 5.0% of the outstanding shares of FAB Common Stock properly assert their dissenters' rights under the ABCA; or (vii) by FAB, if a majority of the disinterested members of the Board of Directors of FAB shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if FAB terminates the Merger Agreement under such circumstances of a superior acquisition or merger proposal, FAB shall pay to ANB a termination fee of $1,250,000.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements shall survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The Merger Agreement provides that from and after the Effective Time, the ANB Board of Directors will consist of the eleven (11) current directors of ANB and the following current directors of FAB: Dan M. David, William E. Sexton and
C. Lloyd Nix (the "FAB Directors"). All such persons are to serve in accordance with the bylaws of ANB. For a period of twelve (12) months beginning as of the Effective Time, and subject to the fiduciary obligations of the Board of Directors of ANB, ANB has agreed in the Merger Agreement to recommend to its shareholders the reelection of the FAB Directors.

     All current ANB directors and officers will continue to serve ANB in accordance with the bylaws of ANB after the Effective Time. The Merger Agreement further provides that, pursuant to the terms of an employment agreement, after the Effective Time, Dan M. David shall be elected to serve as the Vice-Chairman of ANB and will continue to serve as Chairman of First American Bank. See
"-- Interests of Certain Persons in the Merger." All directors and officers of each of the subsidiaries of ANB after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     All of the current directors of ANB and three current directors of FAB will serve as directors of ANB after the Effective Time. As set forth above under "-- Management and Operations After the Merger," certain officers of ANB, FAB and their subsidiaries will continue to serve as officers after the Effective Time. For a description of the compensation received by certain executive officers of ANB and FAB, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     In the normal course of business, the Banks make loans to directors and officers of ANB, and First American Bank makes loans to directors and officers of FAB, including loans to certain related persons and entities. In addition, the Banks make loans to certain directors and officers of FAB and certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of both ANB and FAB, do not involve more than the normal risk of collectibility. As of June 30, 1997, the amount of these loans (including amounts available under lines of credit) by the Banks to ANB directors and officers was 2.2% of ANB's total loans, the amount of these loans (including amounts available under lines of credit) by First American Bank to FAB directors and officers was 5.5% of FAB's total loans, and the amount of these loans (including amounts available under lines of credit) made by the Banks to directors and officers of FAB was 2.1% of ANB's total loans.

     A condition precedent to the obligations set forth in the Merger Agreement is that Dan M. David will, as of the Effective Time, enter into an employment agreement (the "Employment Agreement") whereby Mr. David agrees, among other things, to serve as Chairman of First American Bank for a period of five years, unless earlier terminated pursuant to the terms of the Employment Agreement, and whereby ANB agrees to elect Mr. David to serve as the Vice-Chairman of ANB at the next meeting of the ANB Board following the Effective Time. Mr. David will receive annual compensation of not less than One Hundred Eighty-Six Thousand Dollars ($186,000) for the term of the Employment Agreement and certain other fringe benefits. Reference should be made to a copy of the form of the Employment Agreement which is included herewith as Exhibit C to the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

     Neither ANB nor FAB has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for ANB, and Balch & Bingham LLP, counsel for FAB, have delivered opinions to ANB or FAB, respectively, that, for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and FAB (including the representation that FAB shareholders will maintain sufficient equity ownership interests in ANB after the Merger) are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and ANB and FAB will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     Assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by ANB and FAB (including the representation that FAB shareholders will maintain sufficient equity ownership interests in ANB after the Merger) are true and correct at the time of consummation of the Merger, then, in the respective opinions of Balch & Bingham LLP, and Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the Merger: (i) no gain or loss will be recognized by ANB or FAB in the Merger; (ii) the shareholders of FAB will recognize no gain or loss upon the exchange of their FAB Common Stock solely for shares of ANB Common Stock; (iii) the basis of the ANB Common Stock received by the FAB shareholders in the proposed transaction will, in each instance, be the same as the basis of the FAB Common Stock surrendered in exchange therefor; (iv) the holding period of the ANB Common Stock received by the FAB shareholders will, in each instance, include the period during which the FAB Common Stock surrendered in exchange therefor was held, provided that the FAB Common Stock was held as a capital asset on the date of the exchange; (v) the payment of cash to FAB shareholders in lieu of fractional share interests of ANB Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by ANB; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a) of the Code; and (vi) where solely cash is received by an ANB or FAB shareholder in exchange for his ANB or FAB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his ANB or FAB Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE DISCUSSION SET FORTH ABOVE IS BASED UPON THE RESPECTIVE OPINIONS OF BALCH & BINGHAM LLP, AND MAYNARD, COOPER & GALE, P.C., AND APPLIES ONLY TO FAB SHAREHOLDERS WHO HOLD FAB COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS FAB SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR FAB COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND FAB SHAREHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER

OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING ANB COMMON STOCK, INCLUDING ANY REDEMPTION OR TRANSFER OF ANB COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH FAB SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     ANB will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of FAB Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of FAB Common Stock. Under this accounting treatment, assets and liabilities of FAB will be added to those of ANB at their recorded book values, and the shareholders' equity of the two companies will be combined in ANB's consolidated balance sheet. Financial statements of ANB issued after the Effective Time of the Merger will be restated to reflect the consolidated operations of ANB and FAB as if the Merger had taken place prior to the periods covered by the financial statements. The receipt of a letter from Coopers & Lybrand L.L.P., independent certified public accountants, concurring with the conclusions of ANB's and FAB's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests, is a condition to the consummation of the Merger.

EXPENSES AND FEES

     The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

RESALES OF ANB COMMON STOCK

     The shares of ANB Common Stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of FAB for purposes of Rule 145 under the Securities Act as of the date of the FAB Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Affiliates may not sell their shares of ANB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of ANB and FAB after the Merger have been published. ANB may place restrictive legends on certificates representing ANB Common Stock issued to all persons who are deemed "affiliates" of FAB under Rule 145. This Joint Proxy Statement does not cover resales of ANB Common Stock received by any person who may be deemed to be an affiliate of FAB.

                         PRO FORMA FINANCIAL STATEMENTS

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION

     The following audited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of ANB and FAB giving effect to the Merger, which will be accounted for as a pooling of interests, as if it had been effective June 30, 1997 after giving effect to the pro forma adjustments. For a description of pooling-of-interests accounting treatment, see "THE MERGER -- Accounting Treatment." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of ANB and FAB, which are incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1997 nor is it necessarily indicative of the future financial position.

        PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF CONDITION
                        AS OF JUNE 30, 1997 (UNAUDITED)
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                  HISTORICAL
                                                              -------------------       PRO FORMA         PRO FORMA
                                                                ANB        FAB         ADJUSTMENTS         COMBINED
                                                              --------   --------   ------------------    ----------
ASSETS
Cash and cash equivalents...................................  $ 35,916   $ 10,349                         $   46,265
Investments.................................................   168,074     29,909                            197,983
Loans, net of allowance for loan losses.....................   616,130    176,023                            792,153
Premises and equipment......................................    21,652      7,784                             29,436
Intangibles, net............................................     7,142        438                              7,580
Other assets................................................    79,866      7,600                             87,466
                                                              --------   --------   -------    -------    ----------
        Total assets........................................  $928,780   $232,103   $    --    $    --    $1,160,883
                                                              ========   ========   =======    =======    ==========

LIABILITIES
Deposits....................................................  $746,161   $190,606                         $  936,767
Short-term borrowings.......................................    16,500     13,500                             30,000
Other liabilities...........................................    86,486      4,349                             90,835
Long-term debt..............................................     9,487        126        --         --         9,613
                                                              --------   --------   -------    -------    ----------
        Total liabilities...................................   858,634    208,581        --         --     1,067,215

STOCKHOLDERS' EQUITY
Common stock................................................     6,525         29        29(1)   2,072(1)      8,597
Additional paid-in capital..................................    48,872     15,326    15,326(1)  13,283(1)     62,155
Retained earnings...........................................    14,958      8,448                             23,406
Unearned restricted stock...................................      (139)        --                               (139)
Unrealized gains (losses) on investments available for
  sale......................................................       (70)      (281)       --         --          (351)
                                                              --------   --------   -------    -------    ----------
        Total stockholders' equity..........................    70,146     23,522    15,355     15,355        93,668
                                                              --------   --------   -------    -------    ----------
        Total liabilities and stockholders' equity..........  $928,780   $232,103   $15,355    $15,355    $1,160,883
                                                              ========   ========   =======    =======    ==========
Capital ratios:
  Average equity to average assets..........................      7.66%     10.18%                              8.16%
  Leverage..................................................      7.23       9.36                               7.71
  Tier 1 risk-based capital.................................      9.50      12.62                              10.19
  Total risk-based capital..................................     10.75      13.87                              11.44

---------------

(1) To record the issuance of approximately 2,072,113 shares of ANB Common Stock in exchange for all of the outstanding shares of FAB Common Stock, accounted for as a pooling of interests:

                                                             OUTSTANDING
                                                               SHARES
                                                             -----------
FAB outstanding shares.....................................    2,878,334
Conversion ratio, as agreed upon...........................       0.7199
                                                             -----------
ANB shares to be issued....................................                   2,072,113
Par value of 2,072,113 shares issued at $1.00 per share....                $  2,072,113
Shares issued at par value.................................  $ 2,072,113
Total capital stock of FAB.................................   15,354,829
                                                             -----------
Excess recorded as an increase to additional paid-in
  capital..................................................                  13,282,716
                                                                           ------------
                                                                             15,354,829
To eliminate FAB capital stock:
  Common stock at par value................................                     (28,780)
  Additional paid-in capital...............................                 (15,326,049)
                                                                           ------------
                                                                            (15,354,829)
                                                                           ------------
          Net change in equity.............................                $         --
                                                                           ============

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income present the combined consolidated statements of income of ANB and FAB assuming the companies had been combined for each period presented on a pooling-of-interests accounting basis, after giving effect to the pro forma adjustments. For a description of pooling-of-interests accounting treatment, see "THE MERGER -- Accounting Treatment." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of ANB and FAB, which are incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL
                                                              -----------------      PRO FORMA       PRO FORMA
                                                                ANB       FAB       ADJUSTMENTS      COMBINED
                                                              -------   -------   ----------------   ---------
Interest income.............................................  $34,197   $ 9,865   $    --   $   --    $44,062
Interest expense............................................   16,496     4,187        --       --     20,683
                                                              -------   -------   -------   ------    -------
Net interest income.........................................   17,701     5,678        --       --     23,379
Provision for loan losses...................................       67     1,652        --       --      1,719
Noninterest income..........................................    7,763       901        --       --      8,664
Noninterest expense.........................................   17,414     4,179        --       --     21,593
                                                              -------   -------   -------   ------    -------
Income before income taxes..................................    7,983       748        --       --      8,731
Provision for income taxes..................................    2,628       135        --       --      2,763
                                                              -------   -------   -------   ------    -------
Income before minority interest in earnings of consolidated
  subsidiary................................................    5,355       613        --       --      5,968
Minority interest in earnings of consolidated subsidiary....        6        --        --       --          6
                                                              -------   -------   -------   ------    -------
Net income..................................................  $ 5,349   $   613   $    --   $   --    $ 5,962
                                                              =======   =======   =======   ======    =======
Earnings per common share...................................  $  0.79   $  0.21                       $  0.68
                                                              =======   =======                       =======
Average common shares outstanding...........................    6,761     2,866    (2,866)   2,063      8,824
                                                              =======   =======   =======   ======    =======

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL
                                                              -----------------      PRO FORMA       PRO FORMA
                                                                ANB       FAB       ADJUSTMENTS      COMBINED
                                                              -------   -------   ----------------   ---------
Interest income.............................................  $32,467   $ 8,343   $    --   $   --    $40,810
Interest expense............................................   15,334     3,745        --       --     19,079
                                                              -------   -------   -------   ------    -------
Net interest income.........................................   17,133     4,598        --       --     21,731
Provision for loan losses...................................      209       226        --       --        435
Noninterest income..........................................    7,979       809        --       --      8,788
Noninterest expense.........................................   18,145     3,568        --       --     21,713
                                                              -------   -------   -------   ------    -------
Income before income taxes..................................    6,758     1,613        --       --      8,371
Provision for income taxes..................................    2,391       498        --       --      2,889
                                                              -------   -------   -------   ------    -------
Income before minority interest in earnings of consolidated
  subsidiary................................................    4,367     1,115        --       --      5,482
Minority interest in earnings of consolidated subsidiary....       10        --        --       --         10
                                                              -------   -------   -------   ------    -------
Net income..................................................  $ 4,357   $ 1,115   $    --   $   --    $ 5,472
                                                              =======   =======   =======   ======    =======
Earnings per common share...................................  $  0.65   $  0.40                       $  0.63
                                                              =======   =======                       =======
Average common shares outstanding...........................    6,684     2,816    (2,816)   2,027      8,711
                                                              =======   =======   =======   ======    =======

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL
                                                              -----------------      PRO FORMA       PRO FORMA
                                                                ANB       FAB       ADJUSTMENTS      COMBINED
                                                              -------   -------   ----------------   ---------
Interest income.............................................  $65,125   $18,055   $    --   $   --    $83,180
Interest expense............................................   30,365     7,881        --       --     38,246
                                                              -------   -------   -------   ------    -------
Net interest income.........................................   34,760    10,174        --       --     44,934
Provision for loan losses...................................      239       646        --       --        885
Noninterest income..........................................   15,745     1,681        --       --     17,426
Noninterest expense.........................................   36,386     7,667        --       --     44,053
                                                              -------   -------   -------   ------    -------
Income before income taxes..................................   13,880     3,542        --       --     17,422
Provision for income taxes..................................    4,141     1,140        --       --      5,281
                                                              -------   -------   -------   ------    -------
Income before minority interest in earnings of consolidated
  subsidiary................................................    9,739     2,402        --       --     12,141
Minority interest in earnings of consolidated subsidiary....       14        --        --       --         14
                                                              -------   -------   -------   ------    -------
Net income..................................................  $ 9,725   $ 2,402   $    --   $   --    $12,127
                                                              =======   =======   =======   ======    =======
Earnings per common share...................................  $  1.45   $  0.85                       $  1.38
                                                              =======   =======                       =======
Average common shares outstanding...........................    6,725     2,821    (2,821)   2,031      8,756
                                                              =======   =======   =======   ======    =======

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL
                                                              -----------------      PRO FORMA       PRO FORMA
                                                                ANB       FAB       ADJUSTMENTS      COMBINED
                                                              -------   -------   ----------------   ---------
Interest income.............................................  $37,967   $15,100   $    --   $   --    $53,067
Interest expense............................................   19,172     7,383        --       --     26,555
                                                              -------   -------   -------   ------    -------
Net interest income.........................................   18,795     7,717        --       --     26,512
Provision for loan losses...................................      409       607        --       --      1,016
Noninterest income..........................................    7,742     1,444        --       --      9,186
Noninterest expense.........................................   20,898     5,951        --       --     26,849
                                                              -------   -------   -------   ------    -------
Income before income taxes..................................    5,230     2,603        --       --      7,833
Provision for income taxes..................................      354       547        --       --        901
                                                              -------   -------   -------   ------    -------
Income before minority interest in earnings of consolidated
  subsidiary................................................    4,876     2,056        --       --      6,932
Minority interest in earnings of consolidated subsidiary....      650        --        --       --        650
                                                              -------   -------   -------   ------    -------
Net income..................................................  $ 4,226   $ 2,056   $    --   $   --    $ 6,282
                                                              =======   =======   =======   ======    =======
Earnings per common share...................................  $  1.17   $  0.74                       $  1.11
                                                              =======   =======                       =======
Average common shares outstanding...........................    2,874     2,790    (2,790)   2,009      4,883
                                                              =======   =======   =======   ======    =======

         PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1994 (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 HISTORICAL
                                                              -----------------      PRO FORMA       PRO FORMA
                                                                ANB       FAB       ADJUSTMENTS      COMBINED
                                                              -------   -------   ----------------   ---------
Interest income.............................................  $29,344   $11,626   $    --   $   --    $40,970
Interest expense............................................   12,093     5,150        --       --     17,243
                                                              -------   -------   -------   ------    -------
Net interest income.........................................   17,251     6,476        --       --     23,727
Provision for loan losses...................................    1,279       317        --       --      1,596
Noninterest income..........................................    4,525     1,243        --       --      5,768
Noninterest expense.........................................   14,247     5,473        --       --     19,720
                                                              -------   -------   -------   ------    -------
Income before income taxes..................................    6,250     1,929        --       --      8,179
Provision for income taxes..................................      275       461        --       --        736
                                                              -------   -------   -------   ------    -------
Income before minority interest in earnings of consolidated
  subsidiary................................................    5,975     1,468        --       --      7,443
Minority interest in earnings of consolidated subsidiary....      750        --        --       --        750
                                                              -------   -------   -------   ------    -------
Net income..................................................  $ 5,225   $ 1,468   $    --   $   --    $ 6,693
                                                              =======   =======   =======   ======    =======
Earnings per common share...................................  $  1.59   $  0.67                       $  1.35
                                                              =======   =======                       =======
Average common shares outstanding...........................    2,834     2,192    (2,192)   1,578      4,412
                                                              =======   =======   =======   ======    =======

                        DESCRIPTION OF ANB CAPITAL STOCK

GENERAL

     The authorized capital stock of ANB currently consists of 10,000,000 shares of ANB Common Stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the "ANB Preferred Stock"). The following is a summary description of ANB's capital stock.

COMMON STOCK

     Holders of shares of ANB Common Stock are entitled to receive such dividends as may from time to time be declared by the ANB Board out of funds legally available therefor. Holders of ANB Common Stock are entitled to one vote per share on all matters on which the holders of ANB Common Stock are entitled to vote and do not have cumulative voting rights. Holders of ANB Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of ANB, holders of ANB Common Stock are entitled to share equally and ratably in the assets of ANB, if any, remaining after the payment of all debts and liabilities of ANB and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of ANB Common Stock are, and the shares of ANB Common Stock offered by ANB hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of ANB Common Stock are subject to any class or series of ANB Preferred Stock that ANB may issue in the future.

PREFERRED STOCK

     The ANB Certificate of Incorporation provides that the Board of Directors is authorized without further action by the holders of the ANB Common Stock to provide for the issuance of shares of ANB Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or services. Any share of ANB Preferred Stock so issued may rank senior to the ANB Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of ANB Preferred Stock may have class or series voting rights. Upon completion of this Merger, ANB will not have any shares of ANB Preferred Stock outstanding. Issuances of ANB Preferred Stock, while providing ANB with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of ANB Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the ANB Common Stock. The ANB Board, without stockholder approval, may issue ANB Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the ANB Common Stock. ANB has no present plan to issue any shares of ANB Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

     The provisions of the ANB Certificate of Incorporation, the ANB Bylaws and the DGCL summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

  Authorized but Unissued Stock

     The authorized but unissued shares of ANB Common Stock and ANB Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ANB Common Stock and ANB Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of ANB by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of ANB's management.

  Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings.

     The ANB Certificate of Incorporation and ANB Bylaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The ANB Bylaws provide that subject to the rights of holders of any series of ANB Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the ANB Board or the Chairman of the ANB Board. Shareholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the ANB Board or the Chairman of the ANB Board.

  Section 203 of the Delaware Corporation Law

     Subject to certain exclusions summarized below, Section 203 of the DGCL ("Section 203") prohibits any "Interested stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested stockholder. "Interested stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested stockholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a "Business Combination" includes
(i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% of more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested stockholder; and
(v) any receipt by the Interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

     Section 203 does not apply to a Business Combination if (i) before a person became an Interested stockholder, the board of directors of the corporation approved either the transaction in which the Interested stockholder became an Interested stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested stockholder, the Interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested stockholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested stockholder.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

     As a result of the Merger, holders of FAB Common Stock will be exchanging shares of FAB, an Alabama corporation governed by the ABCA, FAB's Articles of Incorporation, as amended, and FAB's Bylaws, for shares of ANB, a Delaware corporation governed by the DGCL and ANB's Certificate of Incorporation, as amended (the "Certificate"), and ANB's Bylaws. Certain significant differences exist between the rights of FAB shareholders and those of ANB shareholders. The differences deemed material by FAB and ANB are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the ABCA and the DGCL, as well as to ANB's Certificate and Bylaws and FAB's Articles and Bylaws.

VOTING REQUIREMENTS

     Under the ABCA, amendments to the Articles of Incorporation, mergers or share exchanges, and the sale of substantially all assets outside the ordinary course of business must be approved by each voting group voting together and separately as a class. A voting group is defined as a separate class of stock, whether voting or nonvoting, that is entitled under the Articles of Incorporation or Alabama law to vote on a matter. All voting groups entitled to vote separately as a class on a matter constitute a single voting group. The effect of this provision is that on matters where voting groups vote separately as a class, the proposal must be approved by the requisite percentage of each voting group as well as the requisite percentage of the shares in all voting groups.

     In the case of a merger or share exchange, a class of stock will be considered a voting group entitled to vote separately on the matter if its shares are to be exchanged for different securities or if the plan of merger contemplates that Articles of Incorporation of the issuer of such securities will be amended in such a manner as would require voting by separate voting groups. Unless the Articles of Incorporation specifically provide for a lesser percentage (but not less than a majority of the outstanding shares entitled to vote thereon), the approval of a merger or share exchange requires the affirmative vote of not less than two-thirds ( 2/3) of the shares in each voting group entitled to vote on a matter including not less than two-thirds ( 2/3) of the shares of all voting groups entitled to vote on the matter voting as a single voting group. Alabama law further provides that no shareholder vote is required (i) by the parent if an 80% subsidiary is merged into the parent or
(ii) by the surviving corporation, if the securities to be issued in the merger comprise less than 20% of the class outstanding immediately prior to the merger, the shares to be issued are not superior in rights to any class of outstanding securities of the surviving corporation and the Articles of Incorporation will not be amended. The Articles of Incorporation of FAB do not provide for a lesser majority for approval of the Merger.

     In the case of the sale or other disposition of substantially all assets outside the ordinary course of business, an Alabama corporation must obtain the affirmative vote of two-thirds ( 2/3) of the outstanding shares unless the Articles of Incorporation require voting by separate voting groups. The Articles of Incorporation may provide for approval of such a transaction by a lesser majority so long as it is not less than a majority of the outstanding shares entitled to vote thereon. The Articles of Incorporation of FAB do not include such a provision.

     In the case of certain amendments to the Articles of Incorporation of an Alabama corporation, a class of stock will be considered a separate voting group entitled to vote on the matter if the proposed amendment will: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; (iv) change the designation, rights, preferences, or limitations of all or part of the shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions that are prior, superior, or substantially equal to the shares of the class;
(vii) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions that are prior, superior or substantially equal to the shares of the class; (viii) limit or deny an existing preemptive right of all or part of the shares of the class; (iv) cancel or otherwise affect rights to distributions of dividends that have accumulated but not yet been declared on all or part of the shares of the class; (x) alter or abolish a preferential right of the class; (xi) create, alter or abolish a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the class;

(xii) alter or abolish a preemptive right of the holder of shares of the class to acquire shares or other securities; (xiii) exclude or limit the right of the shares of the class to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (xiv) reduce the number of shares owned by a shareholder to a fraction of a share if the fractional share so created is to be acquired for cash.

     Unless the Articles of Incorporation provide for a greater majority, the approval of an amendment to the Articles of Incorporation of an Alabama corporation requires the affirmative vote of a majority of the shares of each voting group entitled to vote separately on the matter, including a majority of the shares of all voting groups entitled to vote on the matter voting as a voting group. The Articles of Incorporation of FAB do not provide for a percentage greater than a majority for approval of an amendment.

     Under the Alabama Constitution, the issuance of preferred stock and the increase in stock or bonded indebtedness requires approval of the shareholders. The issuance of preferred stock requires approval of the outstanding shares voting as a single voting group unless the issuance of the preferred stock comprises an amendment to the Articles of Incorporation requiring voting by separate voting groups under the ABCA. The Alabama Constitution requires approval of two-thirds ( 2/3) of the outstanding shares for the issuance of preferred stock. The increase in stock or bonded indebtedness of an Alabama corporation requires approval of persons holding the larger amount in value of the outstanding stock after 30 days written notice.

     By comparison, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares to effect a merger, an amendment to the Certificate of Incorporation or the sale of substantially all assets. Delaware law includes provisions similar to the Alabama statute that exempt surviving corporations from obtaining shareholder approval of a merger of a subsidiary into a parent (except that Delaware requires 90% ownership by the parent) and a merger involving the issuance of less than 20% of the outstanding stock of the surviving corporation. Delaware law does not require classes of shares to vote separately on a merger unless required by the Certificate of Incorporation. In the case of an amendment to the Certificate of Incorporation, Delaware law requires the shares of a class to vote separately on the amendment, whether or not voting or nonvoting shares, only if the amendment would (a) increase or decrease the authorized number of shares of such class (unless otherwise provided in the Certificate of Incorporation); (b) increase or decrease the par value of the shares of such class; or (c) alter or change the powers, or preferences of the shareholders of such class so as to affect them adversely. ANB currently has no provisions in its Certificate of Incorporation requiring separate class voting on a merger or an amendment to its Certificate of Incorporation.

     Delaware law has no comparable provisions requiring shareholder approval for the issuance of preferred stock or bonded indebtedness.

APPRAISAL RIGHTS

     Both Alabama and Delaware law provide rights of appraisal for shareholders who desire to dissent from the terms of a merger or consolidation. Alabama law also provides appraisal rights for a share exchange, a sale of all or substantially all of the corporate assets other than in the regular course of business, and certain amendments to a corporation's Articles of Incorporation. Under these statutes, a shareholder who properly dissents from the terms of a transaction in which he has appraisal rights may demand that the corporation pay him: (i) in Delaware, the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the transaction; or (ii) in Alabama, the value of the shares immediately prior to the effectuation of the corporate action on which the vote was taken, excluding any appreciation or depreciation in anticipation of such corporate action unless exclusion would be inequitable. The procedures for perfecting appraisal rights are different for Alabama and Delaware corporations. For a description of the procedures for holders of FAB Common Stock, see "GENERAL INFORMATION -- Dissenters' Rights."

NOTICE OF SHAREHOLDER MEETINGS

     Under Delaware and Alabama law, shareholders are generally entitled to written notice of a shareholders' meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting, except for meetings to vote on the merger, consolidation or sale of substantially all of the assets of the corporation, in which case advance written notice of not less than twenty (20) days is required under Delaware law. Meetings which are called to vote on the increase of bonded indebtedness of an Alabama corporation or to vote on an amendment to increase the capital stock of an Alabama corporation require at least thirty (30) days advance written notice.

DIVIDENDS

     The legal ability of the Board of Directors to declare and pay dividends on the outstanding common stock is different for Alabama and Delaware corporations. Delaware corporations may pay dividends to the extent of its surplus (retained earnings and paid in capital) and if no surplus is available, dividends may be paid to the extent of the net profits of the corporation for the current and/or preceding fiscal year, if there is no deficiency in the amount of capital represented by all outstanding classes of preferred stock.

     Alabama, on the other hand, addresses all distributions to shareholders on the same basis, including without limitation, payment of dividends; purchase, redemption or the acquisition of shares; a distribution of indebtedness; or otherwise. Rather than making reference to the surplus of the corporation as the test for the legality of a distribution, Alabama law tests the legality of a distribution on the effect it has on the solvency of the corporation. A distribution may not be made if after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the ordinary course of business; or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy preferential rights that are superior in dissolution to those receiving the distribution.

SECTION 203

     Section 203 of the DGCL ("Section 203") imposes, with certain exceptions, a three year ban on certain transactions and business combinations between a corporation (or its majority owned subsidiaries) and a holder of fifteen percent (15%) or more of the corporation's outstanding voting stock, together with affiliates or associates thereof. The three year ban does not apply if either the proposed business combination or the transaction by which the fifteen percent (15%) stockholder became a fifteen percent (15%) stockholder, owns at least eighty-five percent (85%) of the outstanding voting stock of the corporation, without regard to those shares owned by the corporation's officers and directors or certain employee stock plans, or if approved by the Board of Directors of the corporation and, at an annual or special meeting, by the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the corporation not owned by the fifteen percent (15%) stockholder. See "DESCRIPTION OF ANB CAPITAL STOCK." The ABCA does not contain a provision similar to Section 203.

SHAREHOLDER CONSENTS

     Both Alabama and Delaware law, unless otherwise provided in the Article or Certificate of Incorporation, allow shareholders to act without a meeting or notice of a meeting by written consent. While Delaware law provides for such written consent signed by the holders of at least the minimum number of votes which would be necessary to authorize such action at a meeting of all eligible shareholders, Alabama law requires unanimous written consent. ANB's Certificate of Incorporation specifically limits shareholder action to annual and special meetings, and specifically denies shareholder action by written consent.

BLANK CHECK PREFERRED STOCK

     ANB's Certificate of Incorporation has authorized the issuance of 100,000 shares of preferred stock of which the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof (collectively, "Characteristics"), may be undetermined until fixed by resolution or resolutions of the Board of Directors ("Blank Check Preferred Stock"). The purpose of Blank Check Preferred Stock is to provide the Board of Directors with financial flexibility to raise additional capital through the issuance of senior securities and to provide the Board of Directors the ability to respond to hostile takeover bids. By leaving the Characteristics undetermined until resolved by the Board of Directors, the Board of Directors is able to issue one or more classes of customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the shareholders. Blank Check Preferred Stock also allows the Board of Directors to react quickly, in the case of a hostile bid, by issuing preferred stock with Characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical. Blank Check Preferred Stock is allowed under Alabama law, but such stock may not be issued without the affirmative approval of two-thirds ( 2/3) of the outstanding voting stock. See "-- Voting Requirements."

LIMITATION OF LIABILITY OF DIRECTORS

     Both Alabama and Delaware law permit the Articles or Certificate of Incorporation or Bylaws to include a provision which, subject to certain exceptions described below, eliminates the liability of a director to the shareholders for monetary damages for any breach of duty as a director. This provision does not, however, eliminate liability of such director (i) for violations of his duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful dividends and distributions, or
(iv) for any transactions from which the director derived an improper personal benefit. The Certificate of Incorporation of ANB includes this provision and the Bylaws of FAB include such a provision.

                       CERTAIN INFORMATION CONCERNING ANB

GENERAL

     ANB is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), First National Bank of Ashland (Ashland, Alabama) and Citizens and Peoples Bank, National Association (Cantonment, Florida); and four state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama), First Gulf Bank (Baldwin County, Alabama), and Citizens Bank of Talladega (Talladega, Alabama); one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); and one insurance agency, Ashland Insurance, Inc. (Ashland, Alabama).

     At June 30, 1997, ANB had total assets of approximately $928.8 million, total deposits of approximately $746.1 million, total net loans of approximately $616.1 million and total shareholders' equity of approximately $70.1 million. Additional information about ANB is included in documents incorporated by reference in this Joint Proxy Statement. See "SUMMARY -- Selected Consolidated Financial Data", "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECENT DEVELOPMENTS

     On September 19, 1997, ANB announced that it anticipated a one time charge to earnings related to the Merger, in the approximate range of $1.2 million to $1.4 million. This charge relates to transaction costs, obsoletion of fixed assets, severance costs and other merger related expenses. The effects of this anticipated charge are not reflected in the pro forma financial information included in this Joint Proxy Statement.

     Effective October 6, 1997, Ronald W. Orso, M.D. resigned from the board of directors of ANB.

     On October 15, 1997, ANB announced its earnings (unaudited) and certain other financial information (unaudited) for the third quarter and nine months ended September 30, 1997. ANB reported third quarter 1997 net income of $2.84 million and earnings per common share of $0.42. This compares with net income of $2.59 million and earnings per common share of $0.39 for the 1996 third quarter. Third quarter 1997 return on average assets and return on average equity were
1.26 percent and 15.91 percent, respectively. Net income for the first nine months of 1997 was $8.19 million, or $1.22 per share. This compares with net income of $6.94 million and earnings per common share of $1.04 for the first nine months of 1996. First nine months of 1997 return on average assets and return on average equity were 1.22 percent and
15.75 percent, respectively. Total assets were $938.8 million and total loans were $630.1 million at September 30, 1997. Total deposits were $711.4 million and stockholders' equity was $72.2 million at September 30, 1997.


     On October 17, 1997, ANB announced that its board of directors had declared a quarterly cash dividend of $0.115 per share payable on January 3, 1998, to shareholders of record at the close of business on December 14, 1997.


                       CERTAIN INFORMATION CONCERNING FAB

GENERAL

     FAB is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Alabama. FAB owns all of the stock of First American Bank. First American Bank provides a diversified range of banking and financial services to customers in the commercial and retail banking fields and has seven (7) offices located in Decatur, Athens, Madison, and Ardmore, Alabama.

     At June 30, 1997, FAB had total assets of approximately $232.1 million, total deposits of approximately $190.6 million, total net loans of approximately $176.0 million and total shareholders' equity of approximately $23.5 million. FAB's principal executive offices are located at 251 Johnston Street, SE, Decatur, Alabama 35609, and its telephone number is (205) 340-7000. See
"SUMMARY -- Consolidated Financial Data" below, "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING FAB."

     Certain information concerning FAB is contained in documents filed by FAB with the Commission, including FAB's annual report on Form 10-K for the year ended December 31, 1996 (the "FAB 10-K") and Form 10-Q for the period ended June 30, 1997, as amended (the "FAB 10-Q/A"). See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The FAB 10-K and FAB 10-Q/A accompany the Joint Proxy Statements being sent to FAB Shareholders.

RECENT DEVELOPMENTS

     On September 19, 1997, FAB filed an amendment to its Quarterly Report on Form 10-Q for the period ended June 30, 1997, to reflect an $860,000 increase to its loan loss reserve (the "Loan Loss Reserve Increase"). The FAB 10-Q/A accompanies the Joint Proxy Statement being sent to FAB shareholders. The Loan Loss Reserve Increase is reflected in the FAB financial information and the pro forma financial information contained herein relating to the period ending June 30, 1997. The Loan Loss Reserve Increase has no effect on the Exchange Ratio.

                                 LEGAL MATTERS


     The legality of the ANB Common Stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama ("Maynard, Cooper"). As of October 27, 1997, attorneys in the law firm of Maynard, Cooper owned an aggregate of 33,585 Shares of ANB Common Stock.


     Certain legal matters in connection with the Merger will be passed upon for FAB by Balch & Bingham LLP, Birmingham, Alabama ("Balch & Bingham").

     Each of Maynard, Cooper and Balch & Bingham will render an opinion with respect to the federal tax consequences of the Merger. See "THE
MERGER -- Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of ANB as of December 31, 1996 and 1994 and for the years ended December 31, 1996 and 1994, incorporated herein by reference in this Joint Proxy Statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the combination and reclassification of the 1995 financial statements and the 1996 change in accounting method for stock-based compensation and the 1994 change in accounting method for investments, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of ANB as of December 31, 1995 and the year then ended, incorporated by reference in this Joint Proxy Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, to the extent indicated in their report thereon and in part on the report of Ernst & Young LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of FAB as of December 31, 1996 and for the year then ended, incorporated by reference in this Joint Proxy Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of FAB as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, incorporated by reference in this Joint Proxy Statement, have been incorporated herein in reliance on the report of Dudley, Hopton-Jones, Sims & Freeman PLLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                             FIRST AMERICAN BANCORP
                                      AND
                        ALABAMA NATIONAL BANCORPORATION
                                  DATED AS OF
                                 JULY 24, 1997

                                ARTICLE 1
                    TRANSACTIONS AND TERMS OF MERGER
1.1    Merger......................................................   A-4
1.2    Time and Place of Closing...................................   A-4
1.3    Effective Time..............................................   A-4
                                ARTICLE 2
                             TERMS OF MERGER
2.1    Certificate of Incorporation................................   A-4
2.2    Bylaws......................................................   A-4
2.3    Directors...................................................   A-4
2.4    Adoption of FAB Plans.......................................   A-5
                                ARTICLE 3
                       MANNER OF CONVERTING SHARES
3.1    Conversion of Shares........................................   A-5
3.2    Anti-Dilution Provisions....................................   A-5
3.3    Shares Held by FAB..........................................   A-5
3.4    Dissenting Stockholders.....................................   A-6
3.5    Fractional Shares...........................................   A-6
                                ARTICLE 4
                           EXCHANGE OF SHARES
4.1    Exchange Procedures.........................................   A-6
4.2    Rights of Former FAB Stockholders...........................   A-6
4.3    Lost or Stolen Certificates.................................   A-7
                                ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF FAB
5.1    Organization, Standing and Power............................   A-7
5.2    Authority; No Breach By Agreement...........................   A-7
5.3    Capital Stock...............................................   A-8
5.4    FAB Subsidiaries............................................   A-8
5.5    Financial Statements........................................   A-9
5.6    Absence of Undisclosed Liabilities..........................   A-9
5.7    Absence of Certain Changes or Events........................   A-9
5.8    Tax Matters.................................................   A-9
5.9    Loan Portfolio; Documentation and Reports...................  A-10
5.10   Assets; Insurance...........................................  A-10
5.11   Environmental Matters.......................................  A-11
5.12   Compliance with Laws........................................  A-11
5.13   Labor Relations; Employees..................................  A-12
5.14   Employee Benefit Plans......................................  A-12
5.15   Material Contracts..........................................  A-14
5.16   Legal Proceedings...........................................  A-14
5.17   Reports.....................................................  A-14
5.18   Statements True and Correct.................................  A-14
5.19   Accounting, Tax and Regulatory Matters......................  A-15
5.20   Offices.....................................................  A-15
5.21   Intellectual Property.......................................  A-15

5.22   Administration of Trust Accounts............................  A-15
5.23   Broker's Fees...............................................  A-15
5.24   Regulatory Approvals........................................  A-15

                                ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF ANB
6.1    Organization, Standing and Power............................  A-16
6.2    Authority; No Breach By Agreement...........................  A-16
6.3    Capital Stock...............................................  A-16
6.4    ANB Subsidiaries............................................  A-17
6.5    Financial Statements........................................  A-17
6.6    Absence of Undisclosed Liabilities..........................  A-17
6.7    Absence of Certain Changes or Events........................  A-18
6.8    Tax Matters.................................................  A-18
6.9    Allowance for Possible Loan Losses..........................  A-18
6.10   Assets; Insurance...........................................  A-18
6.11   Environmental Matters.......................................  A-19
6.12   Compliance with Laws........................................  A-19
6.13   Labor Relations.............................................  A-20
6.14   Employee Benefit Plans......................................  A-20
6.15   Material Contracts..........................................  A-21
6.16   Legal Proceedings...........................................  A-21
6.17   Reports.....................................................  A-21
6.18   Statements True and Correct.................................  A-21
6.19   Accounting, Tax and Regulatory Matters......................  A-22
6.20   Administration of Trust Accounts............................  A-22
6.21   1933 and 1934 Act Compliance................................  A-22
6.22   Regulatory Approvals........................................  A-22

                                ARTICLE 7
                CONDUCT OF BUSINESS PENDING CONSUMMATION
7.1    Covenants of Both Parties...................................  A-22
7.2    Covenants of FAB............................................  A-23
7.3    Covenants of ANB............................................  A-24
7.4    Adverse Changes in Condition................................  A-25
7.5    Reports.....................................................  A-25
7.6    Acquisition Proposals.......................................  A-25
7.7    NASDAQ Qualification........................................  A-25
7.8    Directors' and Officers' Indemnification....................  A-25
                                ARTICLE 8
                          ADDITIONAL AGREEMENTS
8.1    Regulatory Matters..........................................  A-25
8.2    Access to Information.......................................  A-27
8.3    Efforts to Consummate.......................................  A-27
8.4    FAB Stockholders' Meeting...................................  A-27
8.5    ANB Stockholders' Meeting...................................  A-28
8.6    Certificates of Objections..................................  A-28
8.7    Press Releases..............................................  A-28
8.8    Expenses....................................................  A-28
8.9    Failure to Close............................................  A-29
8.10   Fairness Opinions...........................................  A-29
8.11   Accounting and Tax Treatments...............................  A-29

                                ARTICLE 9
            CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
9.1    Conditions to Obligations of Each Party.....................  A-30
9.2    Conditions to Obligations of ANB............................  A-31
9.3    Conditions to Obligations of FAB............................  A-32
                               ARTICLE 10
                               TERMINATION
10.1   Termination.................................................  A-33
10.2   Effect of Termination.......................................  A-34
10.3   Non-Survival of Representations and Covenants...............  A-34
                               ARTICLE 11
                              MISCELLANEOUS
11.1   Definitions.................................................  A-34
11.2   Entire Agreement............................................  A-39
11.3   Amendments..................................................  A-39
11.4   Waivers.....................................................  A-39
11.5   Assignment..................................................  A-39
11.6   Notices.....................................................  A-39
11.7   Brokers and Finders.........................................  A-40
11.8   Governing Law...............................................  A-40
11.9   Counterparts................................................  A-40
11.10  Captions....................................................  A-40
11.11  Enforcement of Agreement....................................  A-40
11.12  Severability................................................  A-40
11.13  Singular/Plural; Gender.....................................  A-41

     Exhibit A--Opinion of Balch & Bingham LLP.....................  A-43
     Exhibit B--Opinion of Maynard, Cooper and Gale, P.C...........  A-45
     Exhibit C--Dan David Employment Agreement.....................  A-47

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 24, 1997 by and between FIRST AMERICAN BANCORP ("FAB"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Decatur, Alabama, and ALABAMA NATIONAL BANCORPORATION ("ANB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Board of directors of FAB and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger of FAB with and into ANB. At the effective time of such merger, the outstanding shares of the capital stock of FAB shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of FAB shall become stockholders of ANB, and ANB shall continue to conduct the business and operations of FAB. The transactions described in this Agreement are subject to the approvals of the stockholders of FAB and the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FAB shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Article 11 of the ABCA and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FAB and ANB.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on the last business day of the month in which occurs the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FAB and ANB approve this Agreement to the extent such approval is required by applicable Law.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of ANB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

     2.2 Bylaws. The Bylaws of ANB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

     2.3 Directors. The directors of the Surviving Corporation from and after the Effective Time shall consist of the eleven (11) incumbent directors of ANB and the following current directors of FAB: Dan M. David, William E. Sexton and
C. Lloyd Nix (the "FAB Directors"). All such persons shall serve in accordance with the Bylaws of the Surviving Corporation. The members of the standing committees of the Board of Directors of the Surviving Corporation shall be determined by such Board of Directors. For a twelve (12) month period beginning upon the Effective Time, and subject to the fiduciary obligations of the Board of Directors of ANB, ANB agrees to renominate and recommend to its stockholders the re-election of the FAB Directors without qualification, which obligation shall cease as to any FAB Director when such director has served as a director of ANB for at least twelve (12) months. Should any of the FAB Directors be disqualified, removed, resign or otherwise cease to serve, then the resulting vacancy shall be filled as provided by ANB's bylaws.

     2.4 Adoption of FAB Plans. At the Effective Time, ANB shall assume, satisfy and perform and do all obligations and liabilities theretofore and thereafter arising under or pursuant to the First American BanCorp Stock Option Plan dated as of October 21, 1992 and the 1994 First American BanCorp Stock Option Plan (collectively, the "Option Plans") and the First American BanCorp Non-Employee Director Stock Plan (the "Director Plan"; together with the Option Plans hereinafter collectively referred to as the "Plans"), and ANB shall be vested with the powers, rights and privileges of FAB under each of the Plans. Each reference to FAB under the Plans shall refer to ANB, and in all other respects the Plans and the interests of the participants therein and the beneficiaries shall remain unchanged except that all outstanding options to purchase FAB Common Stock (the "FAB Options") shall be converted into substitute options (the "ANB Options") to acquire, on substantially similar terms and conditions (including without limitation the vesting schedules and duration of such options), the same number of shares of ANB Common Stock which the holders of the FAB Options would have been entitled to receive if such holders had exercised all of such FAB Options immediately prior to the Merger, at a price per share of ANB Common Stock equal to (a) the exercise price for each FAB Option, divided by the Exchange Ratio (0.7199). At the Effective Time, certain stockholders of FAB will hold FAB Options providing for the purchase of additional shares of FAB Common Stock totalling 177,303 in the aggregate, which will be converted into ANB Options to purchase 127,640 shares of ANB Common Stock in the aggregate.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of FAB Common Stock (excluding shares held by any FAB Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.7199 shares of ANB Common Stock (the "Exchange Ratio"), plus the right to receive cash in lieu of fractional shares as provided in Section 3.5.

          (c) Notwithstanding anything to the contrary contained herein and assuming that no holders of FAB Common Stock exercise their rights under the Dissenter Provisions, the holders of FAB Common Stock (including individuals holding FAB Options) shall receive in the aggregate 2,200,000 shares or options to purchase shares of ANB Common Stock.

     3.2 Anti-Dilution Provisions. In the event FAB changes the number of shares of FAB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, reclassification or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by FAB. Each of the shares of FAB Common Stock held by any FAB Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of FAB Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger under
Section 10.1(i). In the event that after the Effective Time a dissenting stockholder of FAB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FAB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FAB Common Stock held by him.

     3.5 Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of Certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of FAB who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of FAB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FAB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FAB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FAB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of FAB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of FAB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for FAB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of FAB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former FAB Stockholders. At the Effective Time, the stock transfer books of FAB shall be closed as to holders of FAB Common Stock immediately prior to the Effective Time, and no transfer of FAB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FAB Common Stock ("FAB Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FAB Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of ANB Common Stock into which their respective shares of FAB Common Stock are converted, regardless of whether such holders have exchanged their FAB Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any FAB Certificate at or after six
(6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person's ANB Common Stock represented by said FAB Certificate held after the Cutoff, until such person surrenders said FAB Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FAB Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such FAB Certificate.

     4.3 Lost or Stolen Certificates. If any holder of FAB Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the FAB Certificate that represents FAB Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such FAB Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each FAB Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such FAB Certificate for exchange pursuant to this Agreement.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF FAB

     FAB hereby represents and warrants to ANB as follows:

     5.1 Organization, Standing and Power. FAB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. FAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB. FAB has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     5.2 Authority; No Breach By Agreement. (a) FAB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of FAB, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of FAB Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of FAB, enforceable against FAB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FAB, nor the consummation by FAB of the transactions provided for herein, nor compliance by FAB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FAB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FAB Company under, any Contract or Permit of any FAB Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FAB Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by FAB of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. (a) The authorized capital stock of FAB consists of (i) 10,000,000 shares of FAB Common Stock, of which 2,878,683.785 shares are issued and outstanding, and (ii) 400,000 shares of FAB Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of capital stock of FAB are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of FAB has been issued in violation of any preemptive rights of the current or past stockholders of FAB. Pursuant to the terms of the Option Plans, there are currently outstanding options with the right to purchase a total of 177,303 shares of FAB Common Stock as follows: the executive officers and directors of FAB hold stock options to purchase (i) a total of 112,303 shares at $4.60 per share, (ii) a total of 6,875 shares at $10.54 per share, (iii) a total of 20,625 shares at $7.27 per share, and (iv) a total of 37,500 shares at $11.20 per share. Options to purchase 101,235 shares of FAB Common Stock are now exercisable. In addition, FAB maintains the Director Plan, pursuant to which additional shares of FAB Common Stock have been issued, all of which is described in Schedule 5.3 attached hereto.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of FAB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FAB or contracts, commitments, understandings or arrangements by which FAB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. FAB has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.4 FAB Subsidiaries. (a) The FAB Subsidiaries are First American Bank ("FAB Bank"), Corporate Billing, Inc. ("CBI") and First Allegiance Mortgage, Inc. ("FAMI"). FAB is a state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Alabama. CBI and FAMI are corporations duly organized, validly existing and in good standing under the laws of the State of Alabama. Each of the FAB Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its Business as now conducted. Each FAB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB. Each FAB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     (b) The authorized and issued and outstanding capital stock of each FAB Subsidiary, and the date with respect to which each representation in this subsection (b) is made with respect to each FAB Subsidiary, is set forth on
Schedule 5.4. FAB or FAB Bank owns all of the issued and outstanding shares of capital stock of each FAB Subsidiary. No equity securities of any FAB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FAB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any FAB Company is or may be bound to transfer any shares of the capital stock of any FAB Subsidiary. There are no Contracts relating to the rights of any FAB Company to vote or to dispose of any shares of the capital stock of any FAB Subsidiary. All of the shares of capital stock of each FAB Subsidiary held by an FAB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the FAB Company free and clear of any Lien. No FAB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.5 Financial Statements. Attached hereto as Schedule 5.5 are copies of all FAB Financial Statements and FAB Call Reports for periods ended prior to the date hereof, and FAB will deliver to ANB promptly copies of all FAB Financial Statements and FAB Call Reports prepared subsequent to the date hereof. The FAB Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the FAB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the FAB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). The FAB Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

     5.6 Absence of Undisclosed Liabilities. No FAB Company has any Liabilities that have, individually or in the aggregate, a Material Adverse Effect on FAB, except Liabilities accrued or reserved against in the consolidated balance sheets of FAB as of March 31, 1997, included in the FAB Financial Statements or reflected in the notes thereto. No FAB Company has incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which do not have, individually or in the aggregate, a Material Adverse Effect on FAB.

     5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since March 31, 1997 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB, and (ii) the FAB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FAB provided in Article 7 of this Agreement.

     5.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the FAB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1996, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of FAB, threatened, with respect to any Taxes that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on FAB, except as reserved against in the FAB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (b) None of the FAB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the FAB Companies for the period or periods through and including the date of the respective FAB Financial Statements has been made and is reflected on such FAB Financial Statements.

     (d) Deferred Taxes of the FAB Companies have been provided for in accordance with GAAP.

     5.9 Loan Portfolio; Documentation and Reports.  (a) Except as disclosed in
Schedule 5.9, none of the FAB Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or, to the Knowledge of FAB, is in default of any other material provisions. Except as otherwise set forth in Schedule 5.9, none of the FAB Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the Knowledge of FAB, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. Except as set forth in Schedule 5.9, none of the FAB Companies holds any Loans in the original principal amount in excess of $25,000 that since January 1, 1995 have been classified by any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import. The allowance for possible loan or credit losses (the "FAB Allowance") shown on the consolidated balance sheets of FAB included in the most recent FAB Financial Statements dated prior to the date of this Agreement was, and the FAB Allowance shown on the consolidated balance sheets of FAB included in the FAB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FAB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FAB Companies as of the dates thereof, except where the inadequacy of such Allowance does not have a Material Adverse Effect on FAB.

     (b) The documentation relating to each Loan made by any FAB Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on FAB.

     (c) Except as otherwise set forth in Schedule 5.9, each of the FAB Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1992 with (i) the FRB, (ii) the FDIC and
(iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Agencies") and all other material reports and statements required to be filed by it since December 31, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FRB, the FDIC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9 and as otherwise provided herein, and except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the FAB Companies, to the Knowledge of FAB, no Regulatory Agency has initiated any proceeding or, to the Knowledge of FAB, investigation into the business or operations of any FAB Company since December 31, 1991. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement or lien or any examinations of any FAB Company.

     5.10 Assets; Insurance. The FAB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except as noted in the FAB Financial Statements, statutory liens not yet delinquent, or immaterial defects in title and encumbrances which do not materially impair the value or use for the purposes for which they are held. One of the FAB Companies has good and marketable fee simple title to the real property described in
Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any. All tangible properties used in the businesses of the FAB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FAB's past practices. All Assets that are material to FAB's business on a consolidated basis, held under leases or subleases by any of the FAB Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by FAB or FAB Bank or, to the Knowledge of FAB, by any other party to the Contract. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the FAB Companies and the fidelity and blanket bonds in effect as to which any of the FAB Companies is a named insured provide coverages in amounts which are not less than that customarily carried by parties similarly situated that own properties and engage in businesses substantially similar to the FAB Companies. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the FAB Companies. The Assets of the FAB Companies include in all material respects all assets required to operate the business of the FAB Companies as now conducted.

     5.11 Environmental Matters. (a) To the Knowledge of FAB, each FAB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB.

     (b) There is no Litigation pending or, to the Knowledge of FAB, threatened before any court, governmental agency or authority or other forum in which any FAB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, is likely to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FAB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB.

     (c) There is no Litigation pending or, to the Knowledge of FAB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or FAB with respect to such Loan Property) has been or, with respect to threatened Litigation, is likely to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB.

     (d) To the Knowledge of FAB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB.

     (e) To the Knowledge of FAB, during the period of (i) any FAB Company's ownership or operation of any of its respective current properties, (ii) any FAB Company's participation in the management of any Participation Facility or (iii) any FAB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB. Prior to the period of (i) any FAB Company's ownership or operation of any of its respective current properties, (ii) any FAB Company's participation in the management of any Participation Facility, or (iii) any FAB Company's holding of a security interest in a Loan Property, to the Knowledge of FAB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as would not have, individually or in the aggregate, a Material Adverse Effect on FAB.

     5.12 Compliance with Laws. FAB is duly registered as a bank holding company under the BHC Act. Each FAB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 5.12, none of the FAB Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB; or

          (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FAB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB, or (iii) requiring any FAB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     5.13 Labor Relations; Employees. (a) No FAB Company is the subject of any Litigation asserting that it or any other FAB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FAB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FAB Company, pending or threatened, nor to its Knowledge, is there any activity involving any FAB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all executive officers of each of the FAB Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1996 and 1997.
Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the FAB Companies.

     5.14 Employee Benefit Plans. (a) Schedule 5.14 lists, and FAB has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FAB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "FAB Benefit Plans"). Any of the FAB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FAB ERISA Plan." Each FAB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referenced to herein as an "FAB Pension Plan". No FAB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All FAB Benefit Plans and the administration thereof are in material and substantial compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB. Each FAB ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FAB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FAB, no FAB Company has engaged in a transaction with respect to any FAB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FAB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any FAB Benefit Plan or any FAB Company with regard to any FAB Benefit Plan, any trust which is a part of any FAB Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any FAB Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

     (c) No FAB ERISA Plan which is a defined benefit pension plan has any "unfunded currently liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FAB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FAB Pension Plan, (iii) no increase in benefits under any FAB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB or to materially adversely affect the funding status of any such plan. Neither any FAB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FAB Company, or the single-employer plan of any entity which is considered one employer with FAB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on FAB. No FAB Company has provided, or is required to provide, security to a FAB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FAB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on FAB. No FAB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FAB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FAB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No FAB Company has any obligations for retiree health and life benefits under any of the FAB Benefit Plans, and there are no restrictions on the rights of such FAB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FAB.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FAB Company from any FAB Company under any FAB Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any FAB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB, except that the vesting of FAB Options are accelerated upon a change of control so that each is immediately exercisable

     (g) With respect to all FAB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by law or contract. All contributions made or required to be made under any FAB Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of FAB.

     5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the FAB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by any FAB Company or the guarantee by any FAB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit) (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the FAB Companies or any other Person, except as may be provided in an FAB Company's articles of incorporation or bylaws; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the FAB Companies, any member of the immediate family of the foregoing or, to the Knowledge of FAB, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the foregoing, except with regard to deposit accounts; (vii) any Contract which limits the freedom of any of the FAB Companies to compete in any line of business or with any Person; (viii) any Contract providing a power of attorney or similar authorization given by any of the FAB Companies, except as issued in the ordinary course of business with respect to routine matters; and (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the FAB Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FAB Contracts"). None of the FAB Companies is in Default under any FAB Contract. All of the indebtedness of any FAB Company for money borrowed is prepayable at any time by such FAB Company without penalty or premium.

     5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of FAB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FAB Company, or against any Asset, interest, or right of any of them, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on FAB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any FAB Company, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on FAB.

     5.17 Reports. Except as provided in Schedule 5.17, since January 1, 1993, or the date of organization if later, each FAB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FAB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No representation, warranty, covenant or other statement by any FAB Company or any Affiliate thereof contained in this Agreement, the Exhibits and Schedules hereto, or any other document, agreement or instrument delivered by an FAB Company to ANB in connection with the Closing contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FAB Company or any Affiliate thereof for inclusion in the documents to be prepared in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of FAB Common Stock, and all amendments thereto (as amended, the "Registration Statement") and the Proxy Statement and Prospectus in the form contained in the Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the "Proxy Statement/Prospectus"), (ii) filings pursuant to any state securities and blue sky laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the Registration Statement, at the time the Registration Statement is declared effective pursuant to the 1933 Act, as amended, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or FAB, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any FAB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law, except no representation is made regarding information supplied by ANB for inclusion therein.

     5.19 Accounting, Tax and Regulatory Matters. No FAB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.20 Offices. The headquarters of each FAB Company and each other office, branch or facility maintained and operated by each FAB Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set forth on Schedule 5.20, none of the FAB Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

     5.21 Intellectual Property. One of the FAB Companies owns or possesses valid and binding licenses or other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and none of the FAB Companies has received any notice of conflict with respect thereto that asserts the rights of others. The FAB Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.
Schedule 5.21 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the FAB Companies.

     5.22 Administration of Trust Accounts. FAB Bank does not possess and does not exercise trust powers.

     5.23 Broker's Fees. Neither FAB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions provided for in this Agreement.

     5.24 Regulatory Approvals. FAB has no Knowledge of any facts that would preclude issuance of all requisite regulatory approvals or the opinion of counsel referred to in Section 9.2(d) hereof.

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

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF ANB

     ANB hereby represents and warrants to FAB as follows:

     6.1 Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. ANB has delivered to FAB complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     6.2 Authority; No Breach By Agreement. (a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ANB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of ANB consists of (i) 10,000,000 shares of ANB Common Stock, of which 6,525,418 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of FAB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of FAB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 392,329 shares of ANB Common Stock under the ANB Stock Plan. On April 25, 1996, the board of directors of ANB terminated the ANB Stock Plans. In addition, in 1996,

ANB adopted a Performance Share Plan and a Deferred Compensation Plan for Directors who are not Employees of ANB, pursuant to which additional shares of ANB Common Stock have been and will continue to be awarded or issued, as the case may be. Schedule 6.3 contains a description of each of these plans, including without limitation the number of shares reserved, the number of shares currently awarded and the potential future obligation with respect thereto.

     6.4 ANB Subsidiaries. (a) The ANB Subsidiaries owned directly by ANB are Alabama Exchange Bank, Citizens Bank of Talladega, First Bank of Baldwin County, Bank of Dadeville, First National Bank of Ashland, Gulf Bank and National Bank of Commerce of Birmingham. First National Bank of Ashland and National Bank of Commerce of Birmingham are national banking associations duly organized and validly existing under the Laws of the United States of America. Each of Alabama Exchange Bank, Citizens Bank of Talladega, Bank of Dadeville and Gulf Bank is a state member bank of the Federal Reserve System, duly organized and validly existing under the Laws of the State of Alabama. First Bank of Baldwin County is a state non-member bank, duly organized and validly existing under the laws of the State of Alabama. Each ANB Subsidiary is in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and each ANB Subsidiary has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each ANB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     (b) ANB or one of its Subsidiaries owns greater than 99% of the issued and outstanding shares of capital stock of each ANB Subsidiary. No equity securities of any ANB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any ANB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any ANB Company is or may be bound to transfer any shares of the capital stock of any ANB Subsidiary. There are no Contracts relating to the rights of any ANB Company to vote or to dispose of any shares of the capital stock of any ANB Subsidiary. All of the shares of capital stock of each ANB Subsidiary held by an ANB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the ANB Company free and clear of any Lien. No ANB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     6.5 Financial Statements. Attached hereto as Schedule 6.5 are copies of all ANB Financial Statements and ANB Regulatory Reports for periods ended prior to the date hereof and ANB will deliver to FAB promptly copies of all ANB Financial Statements and ANB Regulatory Reports prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). The ANB Regulatory Reports have been prepared in material compliance with the rules and regulations of the FRB.

     6.6 Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of March 31, 1997 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which do not have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.7 Absence of Certain Changes or Events. Except as set forth on Schedule 6.7, since March 31, 1997 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement.

     6.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the ANB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending or, to the Knowledge of ANB, threatened with respect to any Taxes that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on ANB, except as reserved against in the ANB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (b) None of the ANB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the ANB Companies for the period or periods through and including the date of the respective ANB Financial Statements has been made and is reflected on such ANB Financial Statements.

     (d) Deferred Taxes of the ANB Companies have been provided for in accordance with GAAP.

     6.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "ANB Allowance") shown on the consolidated balance sheets of ANB included in the most recent ANB Financial Statements dated prior to the date of this Agreement was, and the ANB Allowance shown on the consolidated balance sheets of ANB included in the ANB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the ANB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the ANB Companies as of the dates thereof, except where the inadequacy of such Allowance would not have a Material Adverse Effect on ANB.

     6.10 Assets; Insurance. The ANB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except as noted in the FAB Financial Statements, statutory liens not yet delinquent, or immaterial defects in title and encumbrances which do not materially impair the value or use for the purposes for which they are held. All tangible properties used in the businesses of the ANB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ANB's past practices. All Assets which are material to ANB's business on a consolidated basis, held under leases or subleases by any of the ANB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the ANB Companies and the fidelity and blanket bonds in effect as to which any of the ANB Companies is a named insured provide coverages in amounts which are not less than that customarily carried by parties similarly situated that own properties and engage in businesses substantially similar to the FAB Companies. The Assets of the ANB Companies include in all material respects all assets required to operate the business of the ANB Companies as now conducted.

     6.11 Environmental Matters. (a) To the Knowledge of ANB, each ANB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (b) There is no Litigation pending or, to the Knowledge of ANB, threatened before any court, governmental agency or authority or other forum in which any ANB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, is likely to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any ANB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (c) There is no Litigation pending or, to the Knowledge of ANB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or ANB in respect of such Loan Property) has been or, with respect to threatened Litigation, is likely to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (d) To the Knowledge of ANB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (e) To the Knowledge of ANB, during the period of (i) any ANB Company's ownership or operation of any of its respective current properties, (ii) any ANB Company's participation in the management of any Participation Facility or (iii) any ANB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Prior to the period of (i) any ANB Company's ownership or operation of any of its respective current properties, (ii) any ANB Company's participation in the management of any Participation Facility, or (iii) any ANB Company's holding of a security interest in a Loan Property, to the Knowledge of ANB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.12 Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 6.12, none of the ANB Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB; or

          (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or (iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.13 Labor Relations. No ANB Company is the subject of any Litigation asserting that it or any other ANB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other ANB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any ANB Company, pending or threatened, or to its Knowledge, is there any activity involving any ANB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14 Employee Benefit Plans. (a) No ANB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All ANB Benefit Plans and the administration thereof are in material or substantial compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ANB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of ANB, no ANB Company has engaged in a transaction with respect to any ANB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ANB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any ANB Benefit Plan or any ANB Company with regard to any ANB Benefit Plan, any trust which is a part of any ANB Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any ANB Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

     (c) No ANB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ANB Pension Plan, (ii) no change in the actuarial assumptions with respect to any ANB Pension Plan, (iii) no increase in benefits under any ANB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB or materially adversely affect the funding status of any such plan. Neither any ANB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ANB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on ANB. No ANB Company has provided, or is required to provide, security to an ANB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any ANB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on ANB. No ANB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on ANB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any ANB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No ANB Company has any obligations for retiree health and life benefits under any of the ANB Benefit Plans, and there are no restrictions on the rights of such ANB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on ANB.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any ANB Company from any ANB Company under any ANB Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any ANB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (g) With respect to all ANB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by law or contract. All contributions made or required to be made under any ANB Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of ANB.

     6.15 Material Contracts. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

     6.16 Legal Proceedings. Except as set forth on Schedule 6.16, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.17 Reports. Since January 1, 1993, or the date of organization if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 Statements True and Correct. No representation, warranty, covenant or other statement by any ANB Company or any Affiliate thereof contained in this Agreement, the Exhibits and Schedules hereto, or any other document, agreement or instrument delivered by an ANB Company to FAB in connection with the

Closing contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the documents to be prepared in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement and the Proxy Statement/Prospectus, (ii) filings pursuant to any state securities and blue sky laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the Registration Statement, at the time the Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or FAB, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law, except no representation is made regarding information supplied by FAB for inclusion therein.

     6.19 Accounting, Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.20 Administration of Trust Accounts. The ANB Companies have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of the ANB Companies, taken as a whole, all accounts for which they act as a fiduciary, including, but not limited to, accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law, regulation and common Law. None of the ANB Companies nor any director, officer or employee of the ANB Companies has committed any breach of trust with respect to any such fiduciary account which will have a Material Adverse Effect on ANB. The accounting for each such fiduciary account in the aggregate is true and correct in all material respects and accurately reflects the assets of such fiduciary accounts in all material respects.

     6.21 1933 and 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

     6.22 Regulatory Approvals. ANB has no Knowledge of any facts that would preclude issuance of all requisite regulatory approvals or the opinion of counsel referred to in Section 9.3(d) hereof.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Covenants of Both Parties. (a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (ii) take no action, except as required by applicable Law, or in accordance with safe and sound banking practice, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c)
of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     (b) During the period from the date of this Agreement to the Effective Time, each of ANB and FAB shall cause its Chief Financial Officer (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Chief Financial Officer of the other Party hereto and to report on the general status of its and its Subsidiaries' ongoing operations. Each of ANB and FAB shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and FAB shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries' businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat, to the Knowledge of such Party, of any material litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and FAB shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to prevent or promptly respond to same.

     7.2 Covenants of FAB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FAB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld:

          (a) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any FAB Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of FAB Subsidiaries consistent with past practices (which shall include, for FAB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any FAB Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FAB Company, or, declare or pay any dividend or make any other distribution in respect of FAB's capital stock; or

          (d) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FAB Common Stock or any other capital stock of any FAB Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

          (e) adjust, split, combine or reclassify any capital stock of any FAB Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any FAB Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any FAB Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any FAB

     Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any FAB Company; or

          (h) enter into or amend any employment Contract between any FAB Company and any Person (unless such amendment is required by Law) that the FAB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any FAB Company or make any material change in or to any existing employee benefit plans of any FAB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FAB Company for material money damages or restrictions upon the operations of any FAB Company, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

          (l) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

          (m) fail to file timely any report required to be filed by it with any Regulatory Authority; or

          (n) make any Loan or advance to any 5% stockholder, director or officer of FAB or any of the FAB Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (known to FAB or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement or renewals of Loans in existence on the date of this Agreement and all of which are specifically described on Schedule 7.2(n); or

          (o) cancel without payment in full, or modify in any material respect any material Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any FAB Company or any member of the immediate family of the foregoing, or any Related Interest (known to FAB or any of its Subsidiaries) of any of the foregoing; or

          (p) enter into any material Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any FAB Company or any member of the immediate family of the foregoing, or any Related Interest (known to FAB or any of its Subsidiaries) of any of the foregoing; or

          (q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

          (r) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

          (s) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; or

          (t) intentionally take any action, except as required by applicable Law or safe and sound banking practices, that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement.

     7.3 Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of FAB, which consent shall not be unreasonably withheld:

          (a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

          (b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ; or

          (c) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

          (d) intentionally take any action, except as required by applicable Law or safe and sound banking practices, that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions contemplated by this Agreement; or

          (e) amend the Articles of Incorporation or Bylaws of ANB or take any action that would cause ANB to have an insufficient number of shares of ANB Common Stock to fulfill its obligations under this Agreement.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports with Regulatory Authorities promptly after the same are filed.

     7.6 Acquisition Proposals. Except with respect to this Agreement and the transactions provided for herein, FAB expressly agrees that neither FAB nor any of its Subsidiaries, nor any Representative retained by FAB or any of its Subsidiaries or any Affiliate thereof will solicit any Acquisition Proposal by any Person until the earlier of the termination of this Agreement or the consummation of the Merger. FAB shall promptly notify ANB orally and in writing in the event it or any of its Subsidiaries receives any inquiry or proposal relating to any such transaction.

     7.7 NASDAQ Qualification. ANB shall, prior to the Effective Time, secure designation of all ANB Common Stock to be issued in the Merger as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC.

     7.8 Directors' and Officers' Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, ANB shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless the present and former officers and directors of FAB (the "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such Indemnified Party is or was a director or officer of FAB or arising out of or pertaining to the transactions contemplated by this Agreement.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Regulatory Matters. (a) ANB shall promptly prepare and file the Registration Statement with the SEC. ANB shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing, and ANB shall thereafter mail the Proxy Statement/Prospectus to its stockholders. Each of ANB and FAB shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transaction provided for in this Agreement, and FAB shall furnish all information concerning FAB and the holders of FAB Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, FAB will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of FAB. As of the date of the execution of this Agreement, and assuming the absence of any additional material factors, (i) unless the Board of Directors of FAB in its good faith judgment determines that it is otherwise required by Law or its fiduciary duties, it is the intent of the Board of Directors of FAB that the Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of FAB in favor of the Merger and, subject to the foregoing, the Board of Directors of FAB shall recommend that the holders of FAB Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement, and (ii) unless the Board of Directors of ANB in its good faith judgment determines that it is otherwise required by Law or its fiduciary duties, it is the intent of the Board of Directors of ANB that the Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of ANB in favor of the Merger and, subject to the foregoing, the Board of Directors of ANB shall recommend that the holders of ANB Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

     (b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and regulatory authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. ANB and FAB shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or FAB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any regulatory authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

     (c) ANB and FAB shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, FAB or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

     (d) ANB and FAB shall promptly furnish each other with copies of written communications received by ANB or FAB, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the transactions provided for herein.

     (e) ANB will indemnify and hold harmless FAB and their respective officers and directors and FAB will indemnify and hold harmless ANB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying Party for use therein.

     8.2 Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement, ANB and FAB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ANB and FAB shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or Federal or state banking laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other Party may reasonably request.

     (b) All information furnished by ANB or its Subsidiaries to FAB or its Representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, FAB and its representatives shall return to ANB or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. FAB shall, and shall use its reasonable best efforts to cause its Representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in FAB's possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or
(z) was disclosed to FAB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (c) All information furnished by FAB or its Subsidiaries to ANB or its Representatives pursuant hereto shall be treated as the sole property of FAB and, if the Merger shall not occur, ANB and its Representatives shall return to FAB or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its reasonable best efforts to cause its Representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB's possession prior to the disclosure thereof by FAB or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by law.

     (d) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

     8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of FAB and ANB shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents.

     8.4 FAB Stockholders' Meeting. FAB shall call a meeting of its stockholders (the "FAB Stockholders' Meeting") to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the FAB Stockholders' Meeting (a) FAB shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that FAB may reasonably request in connection with conducting the FAB Stockholders Meeting; (c) ANB shall prepare and furnish to FAB for distribution to FAB's stockholders the Proxy Statement/Prospectus; (d) FAB shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) unless inconsistent with its fiduciary duties, the Board of Directors of FAB shall recommend to its stockholders the approval of this Agreement; and (f) consistent with the foregoing, FAB shall use its reasonable best efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to FAB's stockholders. FAB will use its reasonable best efforts to deliver notice of meeting and the Proxy Statement/Prospectus within time to hold the FAB Stockholders' Meeting as soon as practicable after receipt of all required Regulatory approvals and the expiration of all applicable waiting periods.

     8.5 ANB Stockholders' Meeting. ANB shall call a meeting of its stockholders (the "ANB Stockholders' Meeting") for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the ANB Stockholders' Meeting (a) ANB shall prepare a notice of meeting and the Proxy Statement; (b) FAB shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (c) unless inconsistent with its fiduciary duties, the Board of Directors of ANB shall recommend to its stockholders the approval of this Agreement; and (d) consistent with the foregoing, ANB shall use its reasonable best efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement (including the presentation of draft copies of such proxy materials to the other) prior to delivery to ANB's stockholders. ANB will use its reasonable best efforts to deliver notice of meeting and the Proxy Statement/Prospectus within time to hold the ANB Stockholders' Meeting as soon as practicable after receipt of all required Regulatory approvals and the expiration of all applicable waiting periods.

     8.6 Certificates of Objections. (a) As soon as practicable (but in no event more than three business days) after the FAB Stockholders' Meeting, FAB shall deliver to ANB a certificate of the Secretary of FAB containing the names of the stockholders of FAB that both (a) gave written notice prior to the taking of the vote on this Agreement at the FAB Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("FAB Certificate of Objections"). The FAB Certificate of Objections shall include the number of shares of FAB Common Stock held by each such stockholder and the mailing address of each such stockholder.

     (b) As soon as practicable (but in no event more than three business days) after the ANB Stockholders' Meeting, ANB shall deliver to FAB a certificate of the Secretary of ANB containing the names of the stockholders of ANB that both
(a) gave written notice prior to the taking of the vote on this Agreement at the ANB Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("ANB Certificate of Objections"). The ANB Certificate of Objections shall include the number of shares of ANB Common Stock held by each such stockholder and the mailing address of each such stockholder.

     8.7 Press Releases. Prior to the Effective Time, ANB and FAB shall obtain the prior consent of the other Party as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Expenses. Except as otherwise provided herein, each Party shall bear and pay their own costs and expenses incurred in connection with the transactions provided for herein, including fees and expenses of financial or other consultants, investment bankers, accountants and counsel. The costs and expenses of printing and mailing the Proxy Statement/Prospectus shall be shared on a prorata basis by FAB and ANB, with each Party's share of such costs and expenses determined by dividing the number of stockholders of FAB or ANB, as the case may be, by the total number of stockholders of ANB and FAB. All filing and other fees paid to the SEC in connection with the Merger and the transactions contemplated hereunder, shall be paid by

ANB. Nothing contained herein shall limit either Party's rights under Article 10 to recover any damages arising out of a Party's willful breach of any provision of this Agreement.

     8.9 Failure to Close. (a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

     (b) FAB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the Board of Directors of FAB, as determined in good faith by a majority of the Board of Directors of FAB based on the advice of FAB's outside counsel, FAB may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to FAB pursuant to a customary confidentiality agreement (as determined by FAB's outside counsel) to, any person concerning an Acquisition Proposal involving FAB or any of its Subsidiaries; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving FAB or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to FAB or any of its Subsidiaries, means a bona fide Acquisition Proposal involving FAB or any of its Subsidiaries made by a third party which a majority of the disinterested members of the Board of Directors of FAB determines in its good faith judgment (based on the advice of FAB's independent financial advisor) to be more favorable to FAB's stockholders than the Merger, and for which financing, to the extent required, is then committed.

FAB shall promptly advise ANB in writing of any Acquisition Proposal involving FAB or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry.

     8.10 Fairness Opinions. The Board of Directors of FAB (the "FAB Board") shall engage a financial advisor reasonably acceptable to ANB (the "FAB Broker") to act as advisor to the FAB Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio. Such fairness opinion shall be reviewed by the FAB Board and shall contain financial projections for each of FAB and ANB based on a review of each of their historical performance, current financial condition and market area analysis along with the FAB Broker's understanding of future prospects in the banking industry. The FAB Broker shall determine and set forth in its fairness opinion the range of fair market values of FAB and ANB using standard valuation methods for banks. It is expected that said fairness opinion shall be issued as soon as practicable after the signing of this Agreement. The FAB Board may, at its option, elect to have final fairness opinions issued immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB or FAB.

     8.11 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its best efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

          (a) Shareholder Approval. The stockholders of FAB and ANB shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and FAB and ANB shall have furnished to each other certified copies of resolutions duly adopted by such stockholders evidencing same.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the Board of Directors of ANB or FAB, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

          (e) Pooling Letter. ANB shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to it, from Coopers & Lybrand, L.L.P., to the effect that the Merger will qualify for pooling-of-interests accounting treatment under GAAP.

          (f) Tax Matters. FAB and ANB shall have received a written opinion of counsel from Balch & Bingham, L.L.P. and Maynard, Cooper & Gale, P.C. respectively, in form reasonably satisfactory to them (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FAB Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of FAB with respect to such exchange (except to the extent of any cash received), and (iii) neither FAB nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for FAB and ANB shall be entitled to rely upon representations of officers of FAB and ANB reasonably satisfactory in form and substance to such counsel.

          (g) Registration Statement Effective. The Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          (h) Employment Agreement with Dan David. ANB and Dan M. David shall have executed and delivered an employment agreement in the form attached hereto as Exhibit C.

     9.2 Conditions to Obligations of ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 11.4(a) of this Agreement:

          (a) Representations and Warranties. The representations and warranties of FAB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or
     (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that do not have, individually or in the aggregate, a Material Adverse Effect on FAB.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FAB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. FAB shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FAB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

          (d) Opinion of Counsel. FAB shall have delivered to ANB an opinion of Balch & Bingham, L.L.P., counsel to FAB, dated as of the Closing, in substantially the form of Exhibit A hereto.

          (e) Net Worth and Capital Requirements.  Calculated as of a date five
     (5) business days prior to the Effective Time, FAB and FAB Bank shall have a minimum net worth of $23,000,000 and $22,000,000, respectively, calculated according to GAAP, not to include, for purposes of this provision, any changes in the value of the securities portfolio of the FAB Companies from the value carried thereon as of the date of this Agreement, including the "held for sale" account, due to market conditions.

          (f) Premerger Review. ANB or its Representatives shall have completed a premerger review of the financial statements and books and records of the FAB Companies relating to the quality of the assets (including the loan portfolio) of the FAB Companies (including the records and work papers of Coopers & Lybrand, L.L.P.), which quality of assets shall be acceptable to ANB in all material respects in its sole reasonable discretion; provided, however, unless ANB shall notify FAB that its premerger review was unacceptable within 45 days after the execution of this Agreement, such premerger review shall be deemed acceptable.

          (g) Comfort Letter. ANB shall have received from Coopers & Lybrand, L.L.P., independent certified public accountants, or such other accountants reasonably satisfactory to both parties, a comfort letter dated as of the Effective Time with respect to such customary matters relating to the financial statements of FAB contained in the Registration Statement as ANB may reasonably request.

     9.3 Conditions to Obligations of FAB. The obligations of FAB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by FAB pursuant to Section 11.4(b) of this Agreement:

          (a) Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with The same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or
     (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that do not have, individually or in the aggregate, a Material Adverse Effect on ANB.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. ANB shall have delivered to FAB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by ANB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FAB and its counsel shall request.

          (d) Opinion of Counsel. ANB shall have delivered to FAB an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit B hereto.

          (e) Comfort Letter. FAB shall have received from Coopers & Lybrand, L.L.P., independent certified public accountants, or such other accountants reasonably satisfactory to both parties, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial statements of ANB contained in the Registration Statement as FAB may reasonably request.

          (f) Fairness Opinion. FAB shall have received from the FAB Broker the fairness opinion described in Section 8.10 stating that the exchange ratio provided for in this Agreement and recommended by FAB to its stockholders is fair to FAB and its stockholders from a financial point of view.

          (g) NASDAQ Qualification. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ "national market system security" pursuant to Section 7.7 hereof.

          (h) Premerger Review. FAB or its Representatives shall have completed a premerger review of the financial statements and books and records of the ANB Companies relating to the quality of the assets (including the loan portfolio) of the ANB Companies (including the records and work papers of Coopers & Lybrand, L.L.P.), which quality of assets shall be acceptable to FAB in all material respects in its sole reasonable discretion; provided, however, unless FAB shall notify ANB that its premerger review was unacceptable within 45 days after the execution of this Agreement, such premerger review shall be deemed acceptable.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FAB or ANB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the Board of Directors of ANB and the Board of Directors of FAB; or

          (b) by the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

          (c) by the Board of Directors of either Party in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) by the Board of Directors of either Party if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of FAB or ANB fail to vote their approval of this Agreement and the transactions provided for herein at their respective Stockholders' Meeting where the transactions are presented to such FAB and ANB stockholders for approval and voted upon, and such denial or failure is not caused by a breach by such Party; or

          (e) by ANB, upon written notice to FAB, if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of FAB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by FAB of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

          (f) by FAB, upon written notice to ANB, if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by ANB of notice in writing from FAB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

          (g) by the Board of Directors of either Party if the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

          (h) by the Board of Directors of either Party if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement; or

          (i) by the Board of Directors of ANB if the holders of in excess of five percent (5.0%) of the outstanding shares of FAB Common Stock properly assert their dissenters' rights of appraisal pursuant to Article 13 of the ABCA; or

          (j) by FAB, to the extent that a majority of the disinterested members of the Board of Directors of FAB shall have determined to enter into an agreement with respect to a superior Acquisition Proposal as contemplated by Section 8.9(b); provided that, concurrently with such termination, FAB shall pay to ANB a termination fee equal to $1,250,000. In such an event, ANB shall not be entitled to receive any additional amounts (for damages, expenses, costs or otherwise) from FAB, its officers, directors or shareholders.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.2 and 10.1(j) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ABCA" shall mean the Alabama Business Corporation Act.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, July 24, 1997.

          "ANB Allowance" shall have the meaning provided in Section 6.9 of this Agreement.

          "ANB Banks" shall mean and include Alabama Exchange Bank, Citizens Bank of Talladega, First Bank of Baldwin County, Bank of Dadeville, First National Bank of Ashland, Gulf Bank and National Bank of Commerce of Birmingham.

          "ANB Benefit Plan" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any ANB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

          "ANB Common Stock" shall mean the $1.00 par value common stock of ANB.

          "ANB Companies" shall mean, collectively, ANB and all ANB
     Subsidiaries.

          "ANB ERISA Plan" shall mean any of the ANB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

          "ANB Financial Statements" shall mean (i) the consolidated statements of conditions (including related notes and schedules, if any) of ANB as of December 31, 1996, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, as filed by ANB in SEC Documents, and (ii) the consolidated statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

          "ANB Pension Plan" shall mean each ANB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

          "ANB Regulatory Reports" shall mean (i) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1996 and 1995, as filed by ANB with the FRB and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, delivered by ANB to FRB with respect to periods ended subsequent to December 31, 1996.

          "ANB Stock Plan" shall mean the existing stock option plans of ANB designated as the "ANB 1994 Stock Option Plan" and the "ANB Long-Term Incentive Compensation Plan".

          "ANB Stockholders' Meeting" shall mean the meeting of stockholders of ANB to be held pursuant to Section 8.5 of this Agreement, including any adjournment or adjournments thereof.

          "ANB Subsidiaries" shall mean the Subsidiaries of ANB, which shall include the ANB Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ANB in the future and owned by ANB at the Effective Time.

          "Articles of Merger" shall mean the Articles of Merger to be executed by ANB and filed with the Secretary of State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Average Quoted Price" shall mean the price derived by adding the average of the high and low sales price reported on NASDAQ on each of the ten consecutive trading days ending on the tenth business day prior to the Effective Time, and dividing such sum by ten (10).

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Certificate of Merger" shall mean the Certificate of Merger to be executed by ANB and filed with the Secretary of State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Closing" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Cutoff" shall have the same meaning provided in Section 4.2 of this Agreement.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default would have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Director Plan" shall have the meaning set forth in Section 2.4 of this Agreement.

          "Effective Time" shall mean the date and time at which the Merger becomes effective pursuant to applicable Law, as provided in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the same meaning provided in Section 5.14 of this Agreement.

          "Exchange Agent" shall mean AmSouth Bank.

          "Exchange Ratio" shall have the meaning given such term in Section 3.1 hereof.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FAB Allowance" shall have the meaning set forth in Section 5.9(a) of this Agreement.

          "FAB Bank" shall have the meaning set forth in Section 5.4(a) of this Agreement.

          "FAB Benefit Plans" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "FAB Call Reports" shall mean (i) the Reports of Income and Condition of FAB Bank for the years ended December 31, 1996 and 1995, as filed with the FDIC and the FRB and (ii) the Reports of Income and Condition of FAB Bank delivered by FAB to ANB with respect to periods ended subsequent to December 31, 1996.

          "FAB Certificate" shall have the same meaning provided in Section 4.2 of this Agreement.

          "FAB Common Stock" shall mean the $.01 par value Class A voting common stock of FAB.

          "FAB Companies" shall mean, collectively, FAB and all FAB
     Subsidiaries.

          "FAB Contracts" shall have the meaning set forth in Section 5.15 of this Agreement.

          "FAB ERISA Plans" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "FAB Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FAB as of December 31, 1996, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by FAB to ANB, and (ii) the consolidated balance sheets of FAB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by FAB to ANB with respect to periods ended subsequent to December 31, 1996.

          "FAB Stockholders' Meeting" shall mean the meeting of the stockholders of FAB to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

          "FAB Subsidiaries" shall mean the Subsidiaries of FAB, which shall include the FAB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of FAB in the future and owned by FAB at the Effective Time.

          "FRB" or "Federal Reserve Board" shall mean Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state or local Law.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which would not have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Loans" shall have the meaning set forth in Section 5.9(a) of this Agreement.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and
     (z) the Merger on the operating performance of the Parties.

          "Merger" shall mean the merger of FAB with and into ANB referred to in
     Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

          "OCC" shall mean the Office of the Comptroller of the Currency.

          "Option Plans" shall have the meaning set forth in Section 2.4 of this Agreement.

          "Order" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either FAB or ANB, and "Parties" shall mean both FAB and ANB.

          "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

          "Plans" shall have the meaning set forth in Section 2.4 of this Agreement.

          "Proxy Statement/Prospectus" shall have the meaning set forth in
     Section 5.18 of this Agreement.

          "Registration Statement" shall have the meaning set forth in Section
     5.18 of this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "Related Interests" shall have the meaning set forth in Section 5.15 of this Agreement.

          "Representatives" shall have the meaning set forth in Section 5.15 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "State Regulator" shall have the meaning set forth in Section 5.9(c) of this Agreement.

          "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Corporation" shall mean ANB as the surviving corporation in the Merger.

          "Tax Opinions" shall have the meaning set forth in Section 9.1(f) of this Agreement.

          "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

     11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

     11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of FAB Common Stock and ANB Common Stock, there shall be made no amendment that pursuant to the ABCA or DGCL requires further approval by the FAB stockholders or the ANB Stockholders, as the case may be, without the further approval of the FAB stockholders or ANB Stockholders

     11.4 Waivers. (a) Prior to or at the Effective Time, ANB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FAB, to waive or extend the time for the compliance or fulfillment by FAB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

     (b) Prior to or at the Effective Time, FAB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FAB.

     11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     FAB:               First American BanCorp
                        251 Johnston Street, S.E.
                        Decatur, Alabama 35609
                        Telecopy Number: (205) 351-5027
                        Attention: Mr. Dan M. David

     Copy to Counsel:   Balch & Bingham
                        1901 Sixth Avenue North
                        2600 AmSouth/Harbert Plaza
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 251-8100
                        Attention: T. Kurt Miller

     ANB:               Alabama National BanCorporation
                        1927 First Avenue North
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 583-3275
                        Attention: John H. Holcomb, III, Chief Executive Officer

     Copy to Counsel:   Maynard, Cooper & Gale, P.C.
                        1901 Sixth Avenue North
                        2400 AmSouth/Harbert Plaza
                        Birmingham, Alabama 35203
                        Telecopy Number: (205) 254-1999
                        Attention: Mark L. Drew

     11.7 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FAB or ANB, each of FAB and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.13 Singular/Plural; Gender. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

ATTEST:                                       FIRST AMERICAN BANCORP

By:     /s/ JON H. MOORES                     By:       /s/ DAN M. DAVID
    -----------------------------                 ------------------------------
         Its: Secretary                                    Dan M. David
                                                   Its: Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                       ALABAMA NATIONAL BANCORPORATION

By:       /s/ KIMBERLY MOORE                  By:    /s/ JOHN H. HOLCOMB, III
    -----------------------------                ------------------------------
          Its: Secretary                                 John H. Holcomb, III
                                                   Its: Chief Executive Officer

[CORPORATE SEAL]

                                LIST OF EXHIBITS

  Exhibit A:      Opinion of ANB Counsel

  Exhibit B:      Opinion of FAB Counsel

  Exhibit C:      Employment Agreement (David)

                                                                       EXHIBIT A

                         LETTERHEAD OF BALCH & BINGHAM

                               [          ], 1997

BY HAND DELIVERY

Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Attn: Chairman

     Re:  Merger of Alabama National BanCorporation and First American BanCorp

Gentlemen:

     We are counsel to First American Bancorp ("FAB"), a corporation organized and existing under the laws of the State of Alabama, and have represented FAB in connection with the execution and delivery of the Agreement and Plan of Merger,
dated as of July   , 1997 (the "Agreement"), by and between Alabama National
BanCorporation ("ANB") and FAB.

     This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of FAB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of FAB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

          1. FAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of FAB of the transactions provided for in the Agreement ("Proxy Statement"), and to own the properties owned by it.

          2. FAB Bank is a state member bank of the Federal Reserve System, duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own the properties owned by it.

          3. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of FAB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any FAB Company is a party or by which any FAB Company is bound.

          4. In accordance with the Bylaws of FAB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of FAB and by the stockholders of FAB at the Stockholders' Meeting.

          5. The Agreement has been duly and validly executed and delivered by FAB and, assuming valid authorization, execution and delivery by ANB, constitutes a valid and binding agreement of FAB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance or as to the enforceability of obligations to indemnify any party for violations of the Securities Laws.

          6. The authorized capital stock of FAB consists of (i) 10,000,000 shares of FAB Common Stock, of which 2,854,152 shares were issued and
     outstanding as of [     ], 1997, and (ii) 400,000 shares of
     preferred stock, of which no shares were issued and outstanding as of
     [     ], 1997. The shares of FAB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, there are no options, subscriptions, warrants, calls, rights or commitments obligating FAB to issue any equity securities or acquire any of its equity securities.

     This opinion is delivered solely for reliance by ANB.

                                          Sincerely,

                                          BALCH & BINGHAM

                                          By:
                                             -----------------------------------

                                                                       EXHIBIT B

                   LETTERHEAD OF MAYNARD, COOPER & GALE, P.C.

                              [            ], 1997

BY HAND DELIVERY

First American BanCorp
251 Johnston Street, S.E.
Decatur, Alabama 35609
Attn: Chairman

     Re:  Merger of Alabama National BanCorporation and First American BanCorp

Gentlemen:

     We are counsel to Alabama National BanCorporation ("ANB"), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of June 10, 1996 (the "Agreement"), by and between First American BanCorp ("FAB") and ANB.

     This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of ANB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of ANB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

          1. ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of FAB of the transactions provided for the Agreement ("Proxy Statement"), and to own the properties owned by it.

          2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of ANB, or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

          3. In accordance with the Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors and stockholders of ANB.

          4. The Agreement has been duly and validly executed and delivered by ANB and, assuming valid authorization, execution and delivery by FAB, constitutes a valid and binding agreement of ANB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance or as to the enforceability of obligations to indemnify any party for violations of the Securities Laws.

          5. The authorized capital stock of ANB consists of 10,000,000 shares of ANB Common Stock, of which 6,200,418 shares were issued and outstanding
     as of [     ], 1996, and 100,000 shares of preferred stock, $1.00 par
     value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Delaware General Corporation Law. The shares of ANB Common Stock to be issued to the stockholders of FAB as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the

     Merger will be validly issued, fully paid and nonassessable. To our knowledge, except as set forth in Section 6.3(a) of the Agreement, there are no options, subscriptions, warrants, calls, rights or commitments obligating ANB to issue any equity securities or acquire any of its equity securities.

     This opinion is delivered solely for reliance by FAB.

                                          Sincerely,

                                          MAYNARD, COOPER & GALE, P.C.

                                          By:
                                             -----------------------------------

                                                                       EXHIBIT C

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective [     ], 1997
(the "Effective Date"), by and between FIRST AMERICAN BANK, an Alabama banking corporation ("Bank"), and ALABAMA NATIONAL BANCORPORATION, a Delaware corporation ("ANB"; hereinafter together with the Bank collectively referred to as "Employer"); and DAN M. DAVID ("Executive").

                                    RECITALS

     WHEREAS, the Bank is a wholly-owned subsidiary of First American Bancorp ("FAB");

     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated July 24, 1997 between FAB and ANB (the "Merger Agreement"), the parties have agreed that FAB shall merge with and into ANB, and the Bank shall become a wholly-owned subsidiary of ANB; and

     WHEREAS, Executive has been and continues to serve as the Chairman and Chief Executive Officer of the Bank and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement;

                                   AGREEMENT

     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

          1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

          2. Term.  The employment of Executive by Employer as provided in
     Section 1 will be for a period of five (5) years commencing on the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7, 8 and 9 hereof shall survive termination of this Agreement (except, under certain specified circumstances set forth in Section 9(e) hereof, the obligations and rights set forth in Section 8 shall expire upon termination).

          3. Duties; Extent of Services. Executive shall perform for Employer all duties incident to the position of Chairman and Chief Executive Officer of the Bank, under the direction of the board of directors of Bank or its designee. At the next meeting of the board of directors of ANB immediately subsequent to the Effective Time of the Merger, Executive shall be elected to serve as its Vice-Chairman, and thereafter for the remaining term of this Agreement, at each annual meeting of the ANB Board, he shall be nominated to serve as its Vice-Chairman. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Employer from time to time shall direct. The precise services of Executive and the title of Executive's position may be extended, curtailed or modified by Employer from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention, and energy, to Employer's business and, except as previously disclosed to Employer, shall not during the term hereof serve as an officer or director of any business enterprise other than the Bank, ANB or an Affiliate thereof. Nothing contained herein is intended to prohibit Executive from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities and other permitted activities as long as such activities do not interfere with his duties and obligations under this Agreement.

        4. Compensation.

             (a) During the term of this Agreement, Executive's total annual cash compensation shall be an amount not less than One Hundred Eighty-Six Thousand Dollars ($186,000). During the term of this Agreement, Executive may also receive other cash or non-cash compensation (including without limitation merit increases or participation in any incentive compensation plans adopted by Employer) as may be granted by ANB's Board of Directors, in its sole discretion.

             (b) Bank shall continue to provide Executive with an automobile owned or leased by Bank, which automobile shall be comparable to the present automobile provided by Bank to Executive.

             (c) Executive shall be entitled to vacation days, paid holidays and sick days as provided in Bank's Personnel Policy.

             (d) Currently, Bank maintains a term life insurance policy (the "Policy") on Executive with a face value of $1,000,000. During the term of this Agreement, Employer shall continue in force for Executive's benefit the Policy.

          5. Compliance With Rules and Policies. Executive shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or the board of directors of ANB or their respective designee.

          6. Representation of Executive. Except as previously disclosed to Employer, Executive represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any noncompete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive's ability to engage in the activities provided for in this Agreement.

          7. Disclosure of Information. Executive acknowledges that any documents and information, whether written or not, that comes into Executive's possession or knowledge during Executive's course of employment with Employer which is not or has not become part of the public domain, including, without limitation the financial and business conditions, goals and operations of customers of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of Employer's business. Executive will not, during or after the term of this Agreement, (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive's employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer's business methods, sales, services, or techniques, regardless of whether the same is written or not.

        8. Competition.

             (a) Except as specifically provided otherwise in this Agreement, during the period of his employment by Employer and for a period of two
        (2) years after such employment (whether such employment shall have ended by reason of the expiration or termination of this Agreement or otherwise), Executive will not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, (i) carry on or engage in a similar business or solicit or do similar business with any customer of Bank or ANB or any of their respective subsidiaries or affiliates in any territory in which Bank or ANB or any of their respective subsidiaries or affiliates is conducting business; or (ii) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with Bank or ANB or any of their subsidiaries or affiliates for any reason without the prior written consent of Employer; provided, however, notwithstanding anything to the contrary contained herein, if Executive's employment by Employer is terminated for any reason, this covenant not to compete is not intended to prohibit Executive from serving as an employee/officer of certain small loan finance companies in which Executive currently maintains an ownership interest or any similar companies in which he may in the future purchase an ownership interest, as long as such small loan finance or similar companies are not otherwise engaged in the business of banking.

             (b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

             (c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended one (1) day for each day in which a violation of such covenants occurs; and if suit be brought to enforce such covenants and one or more violations by Executive be established, then Employer and Bank shall be entitled to an injunction restraining Executive from further violations for a period of two (2) years from the date of the final decree, less only such number of days that Executive shall have not violated such covenants. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

        9. Termination.

             (a) Employer shall be obligated to comply with all provisions of this Agreement and may terminate Executive only For Cause. "For Cause" shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act on the part of Executive which constitutes fraud, willful malfeasance of duty or conduct grossly inappropriate to Executive's office and is demonstrably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) a felony conviction of Executive; or (iv) the suspension or removal of Executive by federal or state banking regulatory authorities; provided, that "For Cause" shall not include Executive's medical disability. In addition, the services of Executive and the obligations of Employer under this Agreement may be terminated For Cause by Employer due to the death of Executive.

             (b) If Employer terminates Executive's employment hereunder "For
        Cause" prior to             , 2002, all rights and obligations specified
        in Section 8 shall survive any such termination and Executive shall not be entitled to any further compensation from Employer.

             (c) If for any reason during the term of this Agreement Executive desires to cease working for Employer, Executive shall notify Employer of such desire and Employer may choose, in its sole discretion, one of the following alternatives:

                (i) (A) the employment relationship between Employer and Executive shall immediately terminate, (B) all rights and obligations specified in Section 8 shall survive any such termination and (C) Executive shall not be entitled to any further compensation from Employer.

                (ii) (A) the employment relationship between Employer and Executive shall continue for the term of this Agreement, (B) Executive shall continue to receive the minimum cash compensation provided for in Section 4(a), (C) Employer shall continue to maintain the Policy described in Section 4(d) and health insurance comparable to that maintained by Employer on behalf of Executive prior to such termination through the fifth anniversary of this Agreement and (D) all rights and obligations specified in Section 8 shall survive any such termination, which for purposes hereof shall mean that the noncomplete covenant provided for therein shall continue through the seventh anniversary of the date of this Agreement.

             (d) If Employer terminates Executive other than "For Cause", (i) Executive shall continue to receive the minimum cash compensation provided for in Section 4(a), (ii) Employer shall continue to maintain the Policy described in Section 4(d) and health insurance comparable to that maintained by Employer on behalf of Executive prior to such termination through the fifth anniversary of this Agreement, and (iii) all rights and obligations specified in Section 8 shall survive any such termination, which for purposes hereof shall mean that the noncompete covenant provided for therein shall continue through the seventh anniversary of the date of this Agreement.

             (e) Notwithstanding anything to the contrary contained herein, upon the occurrence of a "Change in Control", all rights and obligations specified in Section 8 (but not Section 4) shall terminate immediately. For purposes of this Section 9(e), "Change of Control" shall mean the occurrence during the term of this Agreement of any of the following events: (i) a merger, consolidation or other corporate reorganization of ANB in which ANB does not survive; (i) a merger, consolidation or other corporate reorganization of the Bank, in which the Bank does not survive, excluding any such merger, consolidation or reorganization involving the Bank in which ANB remains the ultimate parent of the resulting entity; (iii) the acquisition of beneficial ownership by one person or a related group of persons of greater than fifty percent (50%) of the outstanding voting stock or assets of ANB, excluding the existing related group of stockholders that includes certain of ANB's current officers and directors and the one family that on the date hereof owns greater than 10% of the voting stock; or (iv) individuals who currently constitute the directors of ANB, or who become directors of ANB upon nomination or election by the directors of ANB, other than through an actual or threatened stockholder election contest, cease for any reason to constitute a majority of the directors of ANB.

             (f) Notwithstanding anything to the contrary contained herein, the noncompete covenant contained in Section 8 hereof shall not extend beyond the seventh anniversary of the execution of this Agreement.

             (g) The provisions of Section 7 shall survive regardless of any termination of Executive's employment hereunder, whether voluntary or involuntary.

          10. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Bank to First American Bank, 251 Johnston Street S.E., Post Office 2203, Decatur, Alabama 35609-2203, Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to 251 Johnston Street, S.E., Decatur, Alabama 35609-2203.

          11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank or Executive and FAB.

          12. Validity. The invalidity of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

          13. Default.

             (a) If Executive breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, Employer shall have the right, without notice to Executive, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Executive.

             (b) Additionally, in the event of any conduct by Executive violating any provision of this Agreement, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that Employer may elect to pursue.

          14. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

          15. Definitions. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.

Witnesses:                                        "EXECUTIVE":

------------------------------------------------  -----------------------------------------------------
------------------------------------------------                      Dan M. David

                                                  "BANK":

Attest:                                           FIRST AMERICAN BANK

 By: ------------------------------------------   By: ------------------------------------------------
                 Its: Secretary                          Its: Chairman of the Board of Directors
    [Corporate Seal]

                                                  "ANB":

    Attest:                                       ALABAMA NATIONAL BANCORPORATION

 By: ------------------------------------------   By: ------------------------------------------------
                 Its: Secretary                               Its: Chief Executive Officer
        [Corporate Seal]

                                                                      APPENDIX B

                             ALABAMA CODE ANNOTATED

             TITLE 10.  CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                       CHAPTER 2B.  BUSINESS CORPORATIONS

ARTICLE 13.  DISSENTERS' RIGHTS

SEC. 10-2B-13.01.  DEFINITIONS.

     (a) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (b) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (d) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (g) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (h) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 10-2B-13.02.  RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC. 10-2B-13.03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

          (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

SEC. 10-2B-13.20.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.

SEC. 10-2B-13.21.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or [sic] his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

SEC. 10-2B-13.22.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent;

          (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this article.

SEC. 10-2B-13.23.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

     (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

     (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

SEC. 10-2B-13.24.  SHARE RESTRICTIONS.

     (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return the shareholder by the corporation.

     (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

     (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

     (d) A transferee of such share shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

SEC. 10-2B-13.25.  OFFER OF PAYMENT.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under
     Section 10-2B-13.28; and

          (5) A copy of this article.

     (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

SEC. 10-2B-13.26.  FAILURE TO TAKE CORPORATE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

     (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

SEC. 10-2B-13.27.  RESERVED.

SEC. 10-2B-13.28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF PAYMENT.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation or his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

SEC. 10-2B-13.30.  COURT ACTION.

     (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

     (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

     (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

SEC. 10-2B-13.31.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

     (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B13.28; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

SEC. 10-2B-13.32.  STATUS OF SHARES AFTER PAYMENT.

     Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                                      APPENDIX C
                           ALEX SHESHUNOFF LETTERHEAD

                               September 10, 1997

Board of Directors
First American Bancorp
251 Johnston Street, SE
Decatur, Alabama 35609-2203

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of First American Bancorp ("FAB"), of the consideration (the "Merger Consideration") to be received by such holders pursuant to the Agreement and Plan of the Merger dated as of July 24, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of FAB with and into Alabama National Bancorporation ("ANB"). Pursuant to section 3.1 of the Merger Agreement, each shareholder of the outstanding common stock of FAB (the "FAB Common Stock") has a right to receive 0.7199 shares (the "Exchange Ratio") of common stock of ANB (the "ANB Common Stock").

     In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning FAB prepared by the management of FAB (ii) analyzed certain publicly available financial statements, both audited and unaudited, of FAB including those included in their annual reports for the three years ended December 31, 1996 and, quarterly reports for the periods ended June 30, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of ANB including those included in their annual reports for the three years ended December 31, 1996 and, their quarterly reports for the periods ended June 30, 1997; (iv) analyzed certain financial projections of FAB prepared by the management of FAB; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of FAB and ANB with certain members of their respective management; (vi) reviewed reported market prices and historical trading activity of FAB's and ANB's common stock;
(vii) compared the financial performance of ANB and the prices and trading activity of ANB's common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analysis reports of ANB's common stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed the Merger Agreement; (xi) reviewed and discussed with ANB senior management certain internal analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by ANB to be achieved as a result of the Merger; and (xii) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of FAB, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of management of FAB as to the future financial performance of FAB. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to ANB, we relied solely upon publicly available data regarding ANB's financial condition and performance. We discussed this publicly available information with the management of ANB. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of ANB nor were we furnished with any evaluations or appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for FAB and ANB are in the aggregate, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made independent evaluation, appraisal or

                           ALEX SHESHUNOFF LETTERHEAD
physical inspection of the assets or individual properties of FAB and ANB, nor have we been furnished with any such appraisals.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have also assumed that there are no material changes in FAB's or ANB's assets, financial condition, results of operations, business or prospects since the respective dates of their financial statements reviewed by us, and that off-balance sheet activities of FAB and ANB will not materially and adversely impact the future financial position and results of operations of both FAB and ANB. We have also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Merger.

     Our opinion is limited to the fairness, from a financial point of view, to the holders of FAB common stock of the Merger Consideration received as stated in the Merger Agreement. Alex Sheshunoff & Co. Investment Banking did not participate in determining the exchange ratio set forth in the Merger Agreement, nor the solicitation of interests for the acquisition of FAB. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement, nor does it express an opinion on the future market price of ANB common stock which price may be higher or lower than the $24.125 per share price as of the date of this opinion. It is understood that this letter is for the information of the Board of Directors of FAB and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing, including proxy materials to be sent to the shareholders of FAB and ANB, filed in a registration statement by ANB with the Securities and Exchange Commission with respect to the Merger.

     Based on the foregoing and such other matters we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of FAB common stock.

                            Very truly yours,

                              /s/ ALEX SHESHUNOFF & CO. INVESTMENT BANKING
                            ----------------------------------------------------

                            ALEX SHESHUNOFF & CO.
                            INVESTMENT BANKING

                                REVOCABLE PROXY
                        ALABAMA NATIONAL BANCORPORATION
                            1927 FIRST AVENUE NORTH
                           BIRMINGHAM, ALABAMA 35203

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALABAMA NATIONAL BANCORPORATION ("ANB") FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 26, 1997, AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF (THE "SPECIAL MEETING").

   The undersigned, being a Shareholder of ANB, hereby appoints John H. Holcomb, III and Victor E. Nichol, Jr., and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Special Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 1997 (the "Merger Agreement"), by and between ANB and First American Bancorp ("FAB"), pursuant to which, among other matters (a) FAB would be merged with and into ANB and (b) each share of FAB common stock will be converted into the right to receive .7199 shares of ANB common stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement and Prospectus.

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   Please mark, date and sign this Proxy below and return promptly using the enclosed envelope.

               THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

   THE UNDERSIGNED ACKNOWLEDGES THAT THE SPECIAL MEETING MAY BE POSTPONED OR ADJOURNED TO A DATE SUBSEQUENT TO THE DATE SET FORTH ABOVE, AND INTENDS THAT THIS PROXY SHALL BE EFFECTIVE AT THE SPECIAL MEETING AFTER SUCH POSTPONEMENT(S) OR ADJOURNMENT(S). THIS PROXY IS REVOCABLE, AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME BY DELIVERY OF WRITTEN NOTICE OF SUCH REVOCATION TO ANB, PRIOR TO THE DATE OF THE SPECIAL MEETING, OR BY ATTENDANCE AT THE SPECIAL MEETING.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE MERGER.

ELECTION TO APPROVE THE MERGER:

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  Date:
                                                    ----------------------------
                                                  NOTE: Please sign exactly as
                                                  name appears above. When
                                                  signing as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporation name by
                                                  president or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                REVOCABLE PROXY
                             FIRST AMERICAN BANCORP
                            251 JOHNSTON STREET, SE
                             DECATUR, ALABAMA 35601

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST AMERICAN BANCORP ("FAB") FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 26, 1997, AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF (THE "SPECIAL MEETING").

   The undersigned, being a Shareholder of FAB, hereby appoints A. Allen Hamilton and Jon H. Moores, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Special Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 1997 (the "Merger Agreement"), by and between FAB and Alabama National BanCorporation ("ANB"), pursuant to which, among other matters (a) FAB would be merged with and into ANB and (b) each share of FAB common stock will be converted into the right to receive .7199 shares of ANB common stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement and Prospectus.

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   Please mark, date and sign this Proxy below and return promptly using the enclosed envelope.

               THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

   THE UNDERSIGNED ACKNOWLEDGES THAT THE SPECIAL MEETING MAY BE POSTPONED OR ADJOURNED TO A DATE SUBSEQUENT TO THE DATE SET FORTH ABOVE, AND INTENDS THAT THIS PROXY SHALL BE EFFECTIVE AT THE SPECIAL MEETING AFTER SUCH POSTPONEMENT(S) OR ADJOURNMENT(S). THIS PROXY IS REVOCABLE, AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME BY DELIVERY OF WRITTEN NOTICE OF SUCH REVOCATION TO FAB, PRIOR TO THE DATE OF THE SPECIAL MEETING, OR BY ATTENDANCE AT THE SPECIAL MEETING.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE MERGER.

ELECTION TO APPROVE THE MERGER:

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  Date:
                                                    ----------------------------
                                                  NOTE: Please sign exactly as
                                                  name appears above. When
                                                  signing as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporation name by
                                                  president or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.